Exhibit 10.1

SHARE PURCHASE AGREEMENT

dated as of

December 24, 2003

by and between

THE MCGRAW-HILL COMPANIES, INC.

as Seller

and

GREEN HILL ACQUISITION LLC

as Purchaser

                                                                      TABLE OF CONTENTS

Page

ARTICLE I

	DEFINITIONS	-2-

Section 1.1	Definitions	-2-

ARTICLE II
PURCHASE AND SALE OF SHARES
-9-

Section 2.1	Agreement to Purchase and Sell	-9-
Section 2.2	Purchase Price	-9-
Section 2.3	Deposit Letter of Credit	-10-

ARTICLE III
DEPOSIT
-10-

Section 3.1	Deposit.	-10-
Section 3.2	Application of Deposit	-10-
Section 3.3	Escrow Agent	-11-

ARTICLE IV
TITLE; CLOSING
-14-

Section 4.1	Title to Company Interests and Property	-14-
Section 4.2	Closing Date	-14-
Section 4.3	Purchase Price Adjustments	-15-
Section 4.4	Transfer Taxes	-17-

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER.
-17-

Section 5.1	Organization; Authorization; Etc.	-17-
Section 5.2	No Conflict	-17-
Section 5.3	Taxes	-18-
Section 5.4	Orders, Claims or Judgements	-19-
Section 5.5	Insolvency	-19-
Section 5.6	The Basic Company Agreements	-20-
Section 5.7	Intentionally Omitted	-20-
Section 5.8	Company Organization	-20-
Section 5.9	Company Conduct of Business	-21-

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Page

Section 5.10	Ownership and Possession of Shares	-21-
Section 5.11	Capitalization	-22-
Section 5.12	Pending Litigation	-22-
Section 5.13	Options to Purchase	-22-
Section 5.14	Hazardous Materials	-22-
Section 5.15	Condemnation	-23-
Section 5.16	McGraw-Hill Lease	-23-
Section 5.17	Financial Statements	-23-
Section 5.18	Capital Contributions	-24-
Section 5.19	Disclaimer as to Subsidiaries	-24-
Section 5.20	Disclaimer as to Representations	-24-
Section 5.21	Knowledge of Seller	-24-
Section 5.22	Insurance	-24-
Section 5.23	No Undisclosed Liabilities	-25-
Section 5.24	Manager’s Certificate	-25-

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
-25-

Section 6.1	Organization; Authorization; Etc.	-25-
Section 6.2	No Conflict	-26-
Section 6.3	No Orders, Etc.	-26-
Section 6.4	Insolvency	-26-

ARTICLE VII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION; EXCLUSIVE REMEDIES
-27-

Section 7.1	Indemnification	-27-
Section 7.2	Warranty Claims	-28-
Section 7.3	Indemnification Procedure	-28-
Section 7.4	Sole Remedy.	-29-
Section 7.5	Indemnification as Adjustment to Interest Purchase Price	-30-
Section 7.6	Limitation of Liability	-30-
Section 7.7	Survival	-31-

ARTICLE VIII
INTERIM COVENANTS
-31-

Section 8.1	Seller’s Covenants	-31-
Section 8.2	Access and Investigation	-33-

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Page

ARTICLE IX
CLOSING CONDITIONS
-33-

Section 9.1	Conditions to Obligations of Seller	-33-
Section 9.2	Conditions to Obligations of Purchaser	-34-

ARTICLE X
CLOSING DELIVERIES
-37-

Section 10.1	Seller’s Deliveries	-37-
Section 10.2	Purchaser’s Deliveries	-38-
Section 10.3	Estoppel Certificates	-39-

ARTICLE XI
BROKER
-40-

ARTICLE XII
DEFAULT
-41-

Section 12.1	Purchaser Default	-41-
Section 12.2	Seller Default	-41-
Section 12.3	No Personal Liability	-42-

ARTICLE XIII
CASUALTY AND CONDEMNATION
-42-

Section 13.1	Condemnation	-42-
Section 13.2	Casualty	-43-

ARTICLE XIV
MISCELLANEOUS
-43-

Section 14.1	Notices	-43-
Section 14.2	Governing Law; Venue	-45-
Section 14.3	Headings	-45-
Section 14.4	Business Days	-45-
Section 14.5	Counterpart Copies	-46-
Section 14.6	Binding Effect	-46-
Section 14.7	Successors and Assigns	-46-
Section 14.8	Assignment	-46-
Section 14.9	Interpretation	-46-
Section 14.10	Entire Agreement	-47-
Section 14.11	Severability	-47-
Section 14.12	Exhibits	-47-
Section 14.13	Prevailing Party	-47-

-iii-

Page

Section 14.14	No Recording	-47-
Section 14.15	No Other Parties	-47-
Section 14.16	Waiver of Trial by Jury	-48-
Section 14.17	Confidentiality	-48-
Section 14.18	Further Assurances	-50-
Section 14.19	Dividends after Closing	-50-

-iv-

EXHIBITS AND SCHEDULES:

Exhibit A	—	Description of 1221 Avenue of the Americas Property
Exhibit B-1	—	Description of 166 West 48th Street Property
Exhibit B-2	—	Description of 151West 48th Street Property
Exhibit C	—	Reference Balance Sheet
Exhibit D	—	Form Deposit Letter of Credit
Exhibit E-1	—	Form of MGH Estoppel Certificate
Exhibit E-2	—	Form of Tenant Estoppel Certificate
Exhibit F	—	Form of Manager’s Certificate
Exhibit G	—	Form of Seller’s Estoppel
Exhibit H	—	Form of Non-Imputation Affidavit
Exhibit I	—	Pre-Closing Balance Sheet
Exhibit J	—	Form of Restated Certificate of Incorporation
Exhibit K	—	Form of Amended Bylaws
Exhibit L	—	Form of Shareholders’ Agreement
Exhibit M	—	Form of First Amendment to Management Agreement
Exhibit N	—	Form of Third Amendment to RGI Lease
Exhibit O	—	Form of REIT Qualification Opinion

Schedule 3.3(j)	—	Permitted Investments
Schedule 4.1(a)	—	Interest Permitted Encumbrances
Schedule 5.6	—	Basic Company Agreements and Defaults
Schedule 5.14	—	Environmental Matters
Schedule 9.2(b)	—	Permitted Encumbrances
Schedule 9.2(f)	—	Required Consents

-v-

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT, dated as of the 24th day of December, 2003 by and between THE MCGRAW-HILL COMPANIES, INC., a New York corporation (the “Seller”), having an address at 1221 Avenue of the Americas, New York, New York 10020 and GREEN HILL ACQUISITION LLC, a Delaware limited liability company (“Purchaser”), having an address at 420 Lexington Avenue, New York, New York  10170.

W I T N E S S E T H:

WHEREAS, Seller and Rockefeller Group International, Inc., a New York corporation (“RGI”), are the sole shareholders of Rock-McGraw, Inc., a New York corporation (the “Company”) with Seller owning nine hundred (900) shares (the “Shares”) of the issued and outstanding capital stock of the Company;

WHEREAS, the Company is the (i) sole equity member of 1221 Avenue Holdings LLC, a Delaware limited liability company (“Holdings”), which is the owner of certain real property located in New York, New York known more particularly as 1221 Avenue of the Americas and more particularly described on Exhibit A attached hereto and made a part hereof (such real property, together with the all improvements situated thereon being hereinafter referred to as the “1221 Avenue of the Americas Property”) and (ii) owner of all of the outstanding shares of Brumas Pembroke Inc. (“BPI”) and Night Watch Realty Corp. (“NWRC”, and together with BPI, the “Subsidiaries”) each of which owns real property located in New York, New York known more particularly as 166 West 48th Street, New York, New York (the “166 West 48th Street Property”) and 151 West 48th Street, New York, New York (the “151 West 48th Street Property” and together with the 1221 Avenue of the Americas Property and the 166 West 48th Street Property, the “Property”), respectively, and more particularly described on Exhibits B-1 and B-2 hereto; and

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the shareholder interests held by Seller in the Company evidenced by the Shares (such shareholder interests being referred to hereinafter as the “Company Interests”) on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties do hereby agree as follows:

ARTICLE I

DEFINITIONS

                                Section I.1             Definitions.  The following terms shall have the following meanings:

“151 West 48th Street Property” shall have the meaning assigned thereto in the Recitals hereto.

“166 West 48th Street Property” shall have the meaning assigned thereto in the Recitals hereto.

“1221 Avenue of the Americas Property” shall have the meaning assigned thereto in the Recitals hereto.

“Auditor” shall have the meaning assigned thereto in Section 4.3(c) hereof.

“Balance of the Purchase Price” shall have the meaning assigned thereto in Section 2.2(c) hereof.

“Balance Sheet” shall mean either the Reference Balance Sheet, the Pre-Closing Balance Sheet or the Closing Balance Sheet, as the case may be.

“Basic Agreement” means that certain Basic Agreement dated as of May 1, 1969 between Seller and Rockefeller Center, Inc. (predecessor in interest to RGI).

“Basic Company Agreements” shall have the meaning assigned thereto in Section 5.6 hereof.

“Broker” shall have the meaning assigned thereto in Article XI hereof.

“Business Day” shall have the meaning assigned thereto in Section 14.4 hereof.

“Closing” shall have the meaning assigned thereto in Section 4.2 hereof.

“Closing Balance Sheet” means the balance sheet for the Company as of December 31, 2003 prepared in accordance with Section 4.3(b) hereof.

“Closing Certificate” shall have the meaning assigned thereto in Section 10.1(j) hereof.

“Closing Date” shall have the meaning assigned thereto in Section 4.2 hereof.

“Closing Date Working Capital” shall have the meaning assigned thereto in Section 4.3(b) hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning assigned thereto in the Recitals hereof.

“Company Debt” shall mean difference between (A) the sum of (i) the outstanding principal balance of any indebtedness of the Company secured by a mortgage on the Property and (ii) the outstanding principal balance of the E&P Distribution Borrowing and (B) the amount of any cash and/or cash equivalents (which shall include items identified as “CMA” and “Short Term Investments” on any Balance Sheet of the Company) retained by the Company.

“Company Interests” shall have the meaning assigned thereto in the Recitals hereto.

“Current Assets” shall mean the amount set forth as “current assets” on the applicable Balance Sheet of the Company for the date at issue.

“Current Liabilities” shall mean the amount set forth as “current liabilities” on the applicable Balance Sheet of the Company for the date at issue, and shall include, for purposes of this Agreement, all liabilities of the Company as of the date of such Balance Sheet which are (i) payable not more than one (1) year from the date incurred, (ii) pursuant to written agreements entered into by the Company, and (iii)

incurred in connection with services which have been fully performed or rendered to the Company or goods which have been delivered.

“Deposit” shall have the meaning assigned thereto in Section 2.2(a) hereof.

“Deposit Letter of Credit” shall have the meaning assigned thereto in Section 2.3 hereof.

“Determination Date” shall have the meaning assigned thereto in Section 4.3(c) hereof.

“E&P Distribution Borrowing” shall mean any borrowing by the Company for the purpose of paying all or a portion of the E&P Dividend or any amounts due under any notes issued by the Company in payment of the E&P Dividend and such other uses as the Company may determine.

“E&P Dividend” shall mean the dividend declared by the Company prior to the date hereof to shareholders of record as of December 23, 2003 in the amount of $230,000,000.

“Environmental Laws” means any existing federal, state or local law, ordinance, rule or regulation which pertains to soil, water, air or any other aspect of the environment, including health, industrial hygiene or environmental conditions, Hazardous Materials, natural resources, pollution, or environmental safety with respect to the Property including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act of 1976, the Clean Water Act, the Safe Water Drinking Act, the Federal Water Pollution Control Act, the Hazardous Materials Transportation Act, the Clean Air Act, the Federal Insecticide Fungicide & Rodenticide Act, Emergency Planning and Community Right-To-Know Act, Occupational Safety and Health Act, the Residential Lead-Based Paint Hazard Reduction Act or any analogous state or local laws, any super-lien and/or environmental clean-up statutes, any amendments thereto and the regulations promulgated pursuant to such laws, and amendments to any of the foregoing.

“Escrow Agent” shall have the meaning assigned thereto in Section 3.1 hereof.

“Estoppel Shortfall” shall have the meaning assigned thereto in Section 10.3 hereof.

“Existing Shareholders” shall mean Seller and RGI.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.  All financial statements and balance sheets to be delivered in accordance with this Agreement shall be prepared in accordance with GAAP.

“Governmental Authority” means any governmental, quasi-governmental, regulatory, administrative or judicial agency, body or entity, foreign or domestic.

“Hazardous Materials” shall mean asbestos, urea formaldehyde insulation, lead, petroleum products and any fraction thereof, mercury, oil, PCB’s, mold, toxic mold, mycotoxins, fungus or any pathogen or other biological agent, manufactured gas plant waste, or any other substances or materials which are regulated or governed under the Environmental Laws.

“Holdings” shall have the meaning assigned thereto in the Recitals hereof.

“Indemnifying Party” shall have the meaning assigned thereto in Section 7.3 hereof.

“Informed Party” shall have the meaning assigned thereto in Section 14.17 hereof.

“Interest” shall have the meaning assigned thereto in Section 3.2(a) hereof.

“Interest Permitted Encumbrances” shall have the meaning assigned thereto in Section 4.1(a) hereof.

“Interest Purchase Price” shall have the meaning assigned thereto in Section 2.2 hereof.

“Law” means all federal, state or local laws, common laws, regulations, rules, ordinances, orders, codes, licenses, permits, decrees and judgments of or by any Governmental Authority.

“Liability Cap” shall have the meaning set forth in Section 7.6 hereof.

“Lien” means any lien, mortgage, pledge, security interest, option, charge, restriction, easement, encumbrance claim, lease, right of first refusal, preemptive right, transfer restriction under any agreement or any other restriction or limitation whatsoever.

“Manager’s Certificate” shall mean a certificate (together with all schedules and exhibits thereto) executed by the property manager of the Property, which may be relied upon by Purchaser, in the form attached as Exhibit F.

“McGraw-Hill Lease” means the Lease dated March 27, 1998 between the Company and The McGraw-Hill Companies, Inc., as the same may have been amended and/or modified.

“McGraw Hill Premises” means the premises demised to Seller under the McGraw-Hill Lease.

“MGH Estoppel” shall have the meaning assigned thereto in Section 10.1(d) hereof.

“Order” shall have the meaning assigned thereto in Section 9.1(b) hereof.

“Permitted Assignee” shall have the meaning assigned thereto in Section  14.8 hereof.

“Permitted Encumbrances” shall mean, with respect to (a) the 1221 Avenue of the Americas Property, those matters set forth on Schedule 9.2(b) attached hereto relating to the 1221 Avenue of the Americas Property, (b) the 166 West 48th Street Property, those matters set forth on Schedule 9.2(b) relating to the 166 West 48th Street Property and (c) the 151 West 48th Street Property, those matters set forth on Schedule 9.2(b) relating to the 151 West 48th Street Property.

“Permitted Investments” shall have the meaning assigned thereto in Section 3.3(j) hereof.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

“Pre-Closing Balance Sheet” means a projection of Working Capital of the Company as of December 31, 2003 prepared by the Company (i) based off the most recent balance sheet of the Company, to the extent one more recent than the Reference Balance Sheet exists (but in any event in substantially the same form as the Reference Balance Sheet), (ii) in accordance with GAAP, (iii) in a manner consistent with manner of preparation of the Reference Balance Sheet of the Company, and (iv) taking into account the E&P Distribution Borrowing and the E&P Dividend prior to Closing.

“Pre-Closing Working Capital” shall have the meaning assigned thereto in Section 4.3(a) hereof.

“Property” shall have the meaning assigned thereto in the Recitals hereto.

“Purchaser” shall have the meaning assigned thereto in the Preamble  hereof.

“Purchaser’s Advisors” shall have the meaning assigned thereto in Section 8.2 hereof.

“Purchaser’s Closing Documents” shall have the meaning assigned thereto in Section 10.2 hereof.

“Purchaser Indemnified Party” shall have the meaning assigned thereto in Section 7.1(a) hereof.

“Purchaser Warranty Claim Termination Date” shall have the meaning assigned thereto in Section 7.1(c) hereof.

“Reference Balance Sheet” means the September 30, 2003 balance sheet of the Company annexed hereto as Exhibit C.

“REIT Condition” shall mean that (i) there has been no passage after the date hereof, but prior to December 29, 2003 (or December 31, 2003, if the circumstances described in subclause (ii) of the definition of REIT Condition are in effect on December

29, 2003) of legislation that would prohibit the Company from becoming a REIT effective as of January 1, 2004 or maintaining its REIT status thereafter, nor has any legislation, rules or regulations been approved by the House Ways and Means Committee or the Senate Finance Committee after the date hereof but prior to December 29, 2003 (or December 31, 2003, if the circumstances described in subclause (ii) of the definition of REIT Condition are in effect on December 29, 2003) that would prohibit “closely held” or “private” REITS which would have the effect of prohibiting the Company from becoming a REIT effective as of January 1, 2004 or maintaining its REIT status thereafter, as contemplated herein, and (ii) none of the House, the Senate, the House Ways and Means Committee or the Senate Finance Committee is in session on December 29, 2003 or has announced that it (or any of them) will be in session on any of December 29, 2003, December 30, 2003 or December 31, 2003.

“Representatives” shall have the meaning assigned thereto in Section 14.17 hereof.

“Revenues” shall mean all revenues of the Company from all sources, including, without limitation, from the proceeds of operations, leasing, financing and payments on construction warranties and guarantees.

“RGI” shall have the meaning assigned thereto in the Recitals hereto.

“Seller” shall have the meaning assigned thereto in the Preamble hereof.

“Seller Estoppels” shall have the meaning assigned thereto in Section 10.3 hereof.

“Seller’s Closing Documents” shall have the meaning assigned thereto in Section 10.1 hereof.

“Seller Indemnified Party” shall have the meaning assigned thereto in Section 7.1(b) hereof.

“Seller Warranty Claim Termination Date” shall have the meaning assigned thereto in Section 7.1(c) hereof.

“Shares” shall have the meaning assigned thereto in the Recitals hereto.

“Subsidiaries” shall have the meaning assigned thereto in the Recitals hereto.

“Target Working Capital Amount” shall mean $16,600,000.

“Tenant Estoppels” shall have the meaning assigned thereto in Section 10.3 hereof.

“Violations” shall have the meaning assigned thereto in Section 4.1(b)  hereof.

“Warranty Claim” shall have the meaning assigned thereto in Section 7.2 hereof.

“Working Capital” means, as of the date of any Balance Sheet (including, but not limited to, the Pre-Closing Balance Sheet) of the Company certified by Seller as being accurate to the knowledge of Seller, the sum of (i) an amount equal to the difference between (x) Current Assets and (y) Current Liabilities (other than liabilities attributable to any indebtedness for borrowed money including, without limitation, (a) indebtedness of the Company secured by a mortgage on the Property and (b) the E&P Distribution Borrowing), plus (ii) all unbudgeted capital expenditures made by the Company from and after the date hereof, all as more particularly shown on any such Balance Sheet of the Company.

ARTICLE II

PURCHASE AND SALE OF SHARES

                                Section II.1            Agreement to Purchase and Sell.  Subject to the terms and conditions hereinafter set forth, Seller, in consideration of the payment of the Interest Purchase Price and the performance by Purchaser of the agreements of Purchaser herein contained, agrees to sell, assign and convey to Purchaser, and Purchaser, in consideration of the performance of the agreements of Seller and in reliance upon the representations and warranties of Seller herein contained, agrees to buy and pay for, the Company Interests.

                                Section II.2            Purchase Price.  The purchase price for the Company Interests (the “Interest Purchase Price”) shall be FOUR HUNDRED FIFTY MILLION

DOLLARS ($450,000,000), subject to adjustment in accordance with Section 4.3 hereof.  The Interest Purchase Price shall be payable as follows:

(1)           a cash deposit in the amount of FORTY FIVE MILLION DOLLARS ($45,000,000) (the “Deposit”) delivered into escrow pursuant to the provisions of Section 3.1 hereof; and

(2)           an amount equal to the Interest Purchase Price less the Deposit (the “Balance of the Purchase Price”) payable by wire transfer of immediately available funds to such financial institutions as may be designated by Seller, on the Closing of the transactions contemplated hereby.

                                Section II.3            Deposit Letter of Credit.  In lieu of a cash Deposit, Purchaser may deliver to Escrow Agent a clean, unconditional and irrevocable letter of credit having a term of not less than one (1) year (a “Deposit Letter of Credit”), naming Seller as the beneficiary, in the form attached hereto as Exhibit D, issued by Fleet Bank, NA or any other bank which is reasonably acceptable to Seller.  If Purchaser delivers cash for the Deposit, Purchaser may thereafter substitute a letter of credit for all, but not for part of, such cash deposit.  If at Closing the Deposit consists of a Deposit Letter of Credit, then at Closing (i) Purchaser shall wire transfer to Seller, in addition to the wire transfers set forth in Section 2.2(b) above, the full amount of the Deposit, (ii) such amount shall be delivered to Seller, (iii) Escrow Agent shall return to Purchaser such Deposit Letter of Credit, undrawn and (iv) Seller shall, upon request by Purchaser, deliver a letter releasing Purchaser from its obligations with respect to the Deposit Letter of Credit and relinquishing all of Seller’s rights to such Deposit Letter of Credit.

ARTICLE III

DEPOSIT

Section 1.2             Deposit.  Concurrently with the execution of this Agreement, and as a condition precedent to the effectiveness of this Agreement, Purchaser shall deposit with Skadden, Arps, Slate, Meagher & Flom LLP (the “Escrow Agent”) the Deposit, the receipt of which is hereby acknowledged by Escrow Agent’s execution hereof.  The Deposit and Interest accrued thereon shall be held in escrow, and not in trust, by the Escrow Agent in an interest bearing account pursuant to the terms and conditions contained herein.

                                Section III.4           Application of Deposit.

(1)           If the Closing occurs as contemplated hereunder, then the Deposit shall be paid to Seller and the interest on the Deposit (“Interest”), if any, shall be paid or credited to the Purchaser.

(2)           In the event that the Closing does not occur for any reason,  the Deposit and all Interest shall be paid to and retained by the party entitled thereto pursuant to this Agreement.

(3)           Until such time that the Deposit and Interest are released pursuant to this Section 3.2, Purchaser shall be considered the owner of the Deposit and Interest for tax purposes.

(4)           If either party makes a demand upon the Escrow Agent for delivery of the Deposit and/or Interest, the Escrow Agent shall promptly give notice to the other party of such demand.  If a notice of objection to the proposed payment is not received from the other party within seven (7) Business Days after receipt by such other party of the notice from the Escrow Agent, the Escrow Agent is hereby authorized and instructed to deliver the Deposit and all Interest to the party who made the demand.  If the Escrow Agent receives a notice of objection within said seven (7) Business Day period, then the Escrow Agent shall deliver a copy of such objection letter to the other party and shall have the right, at its option, to either (i) continue to hold the Deposit and thereafter pay it to the party entitled thereto when the Escrow Agent receives (a) a notice from the objecting party withdrawing the objection, (b) a notice signed by both parties directing disposition of the Deposit and Interest or (c) a final judgment or order of a court of competent jurisdiction or (ii) deposit the same with a court of competent jurisdiction in the State of New York, and Escrow Agent shall rely upon the decision of such court or a written statement executed by both Seller and Purchaser setting forth how the Deposit and Interest should be released.

(5)           If Purchaser elects to deliver the Deposit Letter of Credit in lieu of a cash Deposit pursuant to Section 2.3 hereof, then in any instance under this Agreement where the Deposit is to be paid (a) to Seller, Escrow Agent shall deliver the Deposit Letter of Credit to Seller upon demand and Seller shall be entitled to draw upon the Deposit Letter of Credit or (b) to Purchaser, Escrow Agent shall return the Deposit Letter of Credit to Purchaser.

(6)           If the Deposit Letter of Credit has not been renewed or replaced within thirty (30) days prior to its expiry, Escrow Agent, without notice to Purchaser, shall deliver the Deposit Letter of Credit to Seller and Seller shall be entitled to draw the Deposit Letter of Credit and return the proceeds thereof to Escrow Agent to hold as a cash Deposit in accordance with this Agreement.

                                Section III.5           Escrow Agent.  The parties further agree that:

(7)           The Escrow Agent is executing this Agreement to acknowledge the Escrow Agent’s responsibilities hereunder, which may be modified only by a written amendment signed by all of the parties.  Any amendment to this Agreement that is not signed by the Escrow Agent shall be effective as to the parties thereto, but shall not be binding on the Escrow Agent to the extent the same modifies the duties or responsibilities of the Escrow Agent.  Escrow Agent shall accept the Deposit with the understanding of the parties that Escrow Agent is not a party to this Agreement except to the extent of its specific responsibilities hereunder, and does not assume or have any liability for the performance or non-performance of Purchaser or Seller hereunder to either of them.

(8)           The Escrow Agent shall be protected in relying upon the accuracy, acting in reliance upon the contents, and assuming the genuineness of any notice, demand, certificate, signature, instrument or other document which is given to the Escrow Agent without verifying the truth or accuracy of any such notice, demand, certificate, signature, instrument or other document.

(9)           The Escrow Agent shall not be bound in any way by any other agreement or understanding between the parties hereto, whether or not the Escrow Agent has knowledge thereof or consents thereto unless such consent is given in writing.

(10)         The Escrow Agent’s sole duties and responsibilities shall be to hold and disburse the Deposit and Interest accrued thereon in accordance with this Agreement.

(11)         The Escrow Agent shall not be liable for any action taken or omitted by the Escrow Agent in good faith and believed by the Escrow Agent to be authorized or within its rights or powers conferred upon it by this Agreement, except for damage caused by the gross negligence or wilful misconduct of the Escrow Agent.

(12)         Upon the disbursement of the Deposit and Interest accrued thereon in accordance with this Agreement, the Escrow Agent shall be relieved and released from any liability under this Agreement.

(13)         The Escrow Agent may resign at any time upon at least ten (10) days prior written notice to the parties hereto.  If, prior to the effective date of such resignation, the parties hereto shall all have approved, in writing, a successor escrow agent, then upon the resignation of the Escrow Agent, the Escrow Agent shall deliver the Deposit and Interest accrued thereon to such successor escrow agent.  From and after such resignation and the delivery of the Deposit and Interest accrued thereon to such successor escrow agent, the Escrow Agent shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement, all of which duties, responsibilities and obligations shall be performed by the appointed successor escrow agent.  If for any reason the parties hereto shall not approve a successor escrow agent within such period, the Escrow Agent may bring any appropriate action or proceeding for leave to deposit the Deposit and Interest accrued thereon with a court of competent jurisdiction, pending the approval of a successor escrow agent, and upon such deposit the Escrow Agent shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement, provided, that the Escrow Agent shall continue to act as escrow agent hereunder and hold the Deposit and Interest in escrow in accordance with the terms and conditions contained herein until the parties shall approve a successor escrow agent in writing or the Deposit and Interest is deposited with a court of competent jurisdiction in accordance with the terms hereof.

(14)         Seller and Purchaser hereby agree to, jointly and severally, indemnify, defend and hold the Escrow Agent harmless from and against any liabilities, damages, losses, costs or expenses incurred by, or claims or charges made against, the Escrow Agent (including reasonable attorneys’ fees, expenses and court costs) by reason of the Escrow Agent’s acting or failing to act in connection with any of the matters contemplated by this Agreement or in carrying out the terms of this Agreement, except as a result of the Escrow Agent’s gross negligence or willful misconduct.

(15)         In the event that a dispute shall arise in connection with this Agreement, or as to the rights of any of the parties in and to, or the disposition of, the Deposit, the Escrow Agent shall have the right to (w) hold and retain all or any part of the Deposit until such dispute is settled or finally determined by litigation, arbitration or otherwise, or (x) deposit the Deposit in an appropriate court of law, following which the Escrow Agent shall thereby and thereafter be relieved and released from any liability or obligation under this Agreement, or (y) institute an action in interpleader or other similar action permitted by stakeholders in the State of New York, or (z) interplead any of the parties in any action or proceeding which may be brought to determine the rights of the parties to all or any part of the Deposit.

(16)         The Escrow Agent shall invest the Deposit in the investments described in Schedule 3.3(j) attached hereto (“Permitted Investments”).  The Escrow Agent shall not have any liability or obligation for loss of all or any portion of the Deposit by reason of the insolvency or failure of the institution of depository with whom the escrow account is maintained.

(17)         It is acknowledged by the parties hereto that Escrow Agent, in its capacity as a law firm, has been representing Seller in connection with this Agreement and the transaction referred to herein.  Purchaser agrees that, notwithstanding Escrow Agent’s functions under this Agreement, Escrow Agent may, in its capacity as a law firm, represent Seller in connection with any dispute between Seller and Purchaser (and notwithstanding that Escrow Agent may be a party to that dispute and may, in Escrow Agent’s capacity as a law firm, represent itself) with respect to the Deposit, this Agreement and the transaction contemplated hereby.

ARTICLE IV

TITLE; CLOSING

                                Section IV.1           Title to Company Interests and Property.

(18)         On the Closing Date, Seller shall transfer the Company Interests to Purchaser free and clear of all Liens and encumbrances except for those matters set forth on Schedule 4.1(a) attached hereto and made a part hereof (the “Interest Permitted Encumbrances”).

(19)         Seller shall not, with respect to the Property, have any obligation to, or cause the Company to, cure any violations of law or municipal ordinances, orders or requirements, whether or not notices are now or hereafter noted in or issued by the departments of buildings, fire, labor, health or other federal, state, county, municipal or other departments and governmental agencies having jurisdiction against or affecting the Property (collectively, the “Violations”).  Subject to Section 9.2 of this Agreement, Seller does not agree to undertake, and nothing herein contained shall be construed to require Seller to undertake, any action or proceeding or otherwise to incur any expense whatsoever to render title to the Property either acceptable to Purchaser or insurable.

                                Section IV.2           Closing Date.  The consummation of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 A.M. on December 29, 2003 or such other date to which counsel for Seller and Purchaser shall mutually agree (the “Closing Date”).  The closing shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at 4 Times Square, New York, New York 10036.  Seller and Purchaser agree to meet on December 28, 2003 at such offices for a pre-closing of the transactions contemplated hereby.  TIME SHALL BE OF THE ESSENCE AS OF DECEMBER 30, 2003.

                                Section IV.3           Purchase Price Adjustments.

(20)         Seller and Purchaser hereby agree that the Interest Purchase Price shall be (i) increased (or decreased if the amount in clause (a)(i) hereof is a negative number) by an amount equal to the product of (a) the excess of Working Capital stated in the Pre-Closing Balance Sheet (the “Pre-Closing Working Capital”), which is attached hereto as Exhibit I, over the Target Working Capital Amount, and (b) forty-five percent (45%), and (ii) decreased by an amount equal to the product of (a) the Company Debt as of the Closing Date, and (b) forty-five percent (45%).  To the extent within the possession of Seller, Purchaser shall be provided with copies of, or access to, all books, records, employees and other materials and matters of the Company and the Property as Purchaser determines is reasonably necessary for its review of the Pre-Closing Balance Sheet.

(21)         As soon as reasonably practicable following the Closing Date, but in no event later than September 30, 2004, (i) Purchaser shall use reasonable efforts to cause the Company to prepare and deliver to Seller the Closing Balance Sheet and (ii) Purchaser shall prepare and deliver to Seller a calculation of Working Capital of the Company as of December 31, 2003 (“Closing Date Working Capital”).  The Closing Balance Sheet shall (i) be prepared on a basis consistent with the Reference Balance Sheet, and (ii) reflect accounting entries determined in accordance with GAAP.  Seller and Purchaser each shall bear its own expenses in the review of the Closing Balance Sheet.  To the extent same is within the possession of Purchaser, Purchaser shall provide Seller with such access to the books, records, employees and other matters of the Company as Seller determines is reasonably necessary for its review of the Closing Balance Sheet.

(22)         Upon delivery of the Closing Balance Sheet, Purchaser will provide Seller reasonable access to any of Purchaser’s records not otherwise available to Seller as a result of the transactions contemplated by this Agreement, to the extent reasonably related solely to Seller’s evaluation of the Closing Balance Sheet and the calculation of Closing Date Working Capital.  If Seller shall disagree with the calculation of Closing Date Working Capital or any element of the Closing Balance Sheet relevant thereto, it shall, within thirty (30) Business Days after its receipt of the Closing Balance Sheet, notify Purchaser of such disagreement in writing, setting forth in detail the particulars of such disagreement.  In the event that Seller does not provide such notice of disagreement within such thirty (30) Business Day period, Seller shall be deemed to have accepted the Closing Balance Sheet and the calculation of the Closing Date Working Capital delivered by Purchaser, which shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Seller .  In the event any such notice of disagreement is timely provided, Purchaser and Seller, in conjunction with their respective independent accounting firms, shall use reasonable best efforts for a period of ten (10) Business Days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of Closing Date Working Capital.  If, at the end of such period, they are unable to resolve such disagreements, then Seller and Purchaser agree that Ernst & Young LLP (the “Auditor”) shall be empowered to resolve any remaining disagreements.  Purchaser and Seller agree to use commercially reasonable efforts to cause the Auditor to determine as promptly as practicable whether the Closing Balance Sheet was prepared in accordance with the standards set forth in this Agreement and, only with respect to the disagreements submitted to the Auditor, whether and to what extent (if any) Closing Date Working Capital requires adjustment.  Purchaser and Seller agree to use commercially reasonable efforts to cause the Auditor to promptly deliver to Purchaser and Seller its determination in writing, which determination shall be made subject to the definitions and principles set forth in this Agreement, and shall be (i) consistent with either the position of Seller or Purchaser or (ii) between the positions of Seller and Purchaser.  The fees and expenses of the Auditor shall be paid one-half by Purchaser and one-half by Seller.  The determination of the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Purchaser or Seller under any provision hereof.  The date on which Closing Date Working Capital is finally determined in accordance with this Section 4.3(c) is hereinafter referred to as the “Determination Date.”

(23)         Subject to subsections (e) and (f) below, in the event that Closing Date Working Capital, as finally determined pursuant to Section 4.3(c) above, exceeds the Pre-Closing Working Capital, then Purchaser shall pay to Seller an amount equal to 45% of the amount by which Closing Date Working Capital, as finally determined, exceeds the Pre-Closing Working Capital.  Subject to subsections (e) and (f) below, in the event that the Pre-Closing Working Capital exceeds the Closing Date Working Capital, as finally determined pursuant to Section 4.3(c) above, then Seller shall pay to Purchaser an amount equal to 45% of the amount by which the Pre-Closing Working Capital exceeds the Closing Date Working Capital, as finally determined.  All payments under this subsection (d) shall be made within seven (7) Business Days of the Determination Date and shall be paid in cash by wire transfer of immediately available funds.

(24)         Legal fees incurred on or prior to the Closing Date, and fees payable by the Company to Ernst & Young in connection with the E&P Dividend and the examination of the REIT consequences of certain relationships between the Company and RGI and certain parties related to RGI, that are chargeable to the Company on account of the transactions contemplated by this Agreement, whether billed to the Company or charged through to the Company by RGI, and which fees are presently estimated to be $350,000, shall be: (i) excluded from Current Liabilities for all purposes of Section 4.3 (except as provided in subparagraph (ii) hereof) and (ii) shall be included in Current Liabilities for purposes of Closing Date Working Capital under Section 4.3(d) hereof.

(25)         Any increase required under GAAP in Income Taxes Payable (as shown on the Reference Balance Sheet) by the Company at December 31, 2003 in excess of $1,500,000, that is attributable to calendar year 2003 taxable income and that is not offset by a debit to Deferred Income Taxes (as shown on the Reference Balance Sheet), shall be considered a Current Liability for purposes of Closing Date Working Capital under Section 4.3(d) hereof in the same manner as the fees in subsection (e) above.  Except as provided herein, Income Taxes Payable shall not be included in the Working Capital adjustment provided for in Section 4.3 hereof.

(26)         All adjustments pursuant to this Section 4.3 shall be made as if the Closing had occurred on December 31, 2003 in accordance with the Balance Sheet of the Company as of such date.  Any amounts payable under this Section 4.3 shall accrue interest thereon at a rate equal to five percent (5%) per annum from the date that is 30 days after same is payable until the date such amounts are paid in full.  Seller and Purchaser agree that the amounts payable under this Section 4.3 shall not be subject to the limitations set forth in Section 7.6 hereof.

                                Section IV.4           Transfer Taxes.  Seller shall pay the real property transfer tax, if any, imposed by Title 11 of Chapter 21 of the Administrative Code of the City of New York and the real estate transfer tax, if any, imposed by Article 31 of the New York State Tax Law on the sale of the Company Interests as set forth on the tax returns required by said statutes and the regulations issued pursuant to the authority thereof.  The provisions of this Section 4.4 shall survive the Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller hereby represents and warrants to Purchaser, for the purpose of inducing Purchaser to enter into this Agreement and to proceed to the Closing, that on the date hereof and as of the Closing Date:

                                Section V.1            Organization; Authorization; Etc.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and every other jurisdiction in which it does business, is not a “foreign person” under Section 1445 of the Code, and has been duly authorized by all necessary and appropriate action to enter into this Agreement and the transactions contemplated by this Agreement, to own, lease and operate its properties, including the Shares, and conduct its business as it is currently being conducted and to cause the consummation of the transactions contemplated herein, and the individuals executing this Agreement on behalf of Seller have been duly authorized by all necessary and appropriate action on behalf of Seller.  When executed and delivered by Seller, this Agreement will constitute valid and legally binding obligations of Seller, enforceable against Seller in accordance with its terms.  Seller has provided Purchaser true and complete copies of the organizational and similar governing documents, the stock books, stock transfer records and minutes of meetings of the board of directors and shareholders of the Company and each of the Subsidiaries, and all written consents in lieu thereof, since October 1, 1997 to the extent in the possession of Seller.

                                Section V.2            No Conflict.  Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby nor fulfillment of or compliance with the terms and conditions hereof (A) conflict with or will result in a breach of any of the terms, conditions or provisions (or give rise to any termination, cancellation, acceleration or modification) of (i) the organizational and similar governing documents of the Seller or the Company or (ii) any agreement, order, judgment, decree, arbitration award, statute, regulation or instrument to which Seller or the Company or either of the Subsidiaries is a party or by which it is bound, or constitutes or will constitute a breach, violation or default under any of the foregoing, (B) require any permit, authorization, consent of or filing with or notification to any Governmental Authority by Seller or the Company or either of the Subsidiaries or violate any Law of any Governmental Authority applicable to Seller or the  Company or either of the Subsidiaries or (C) to Seller’s knowledge, violate, conflict with, result in the breach or termination of, constitute a default under, accelerate the performance required by, or result in the creation of any Lien, or other charge upon any of the assets or properties of the Company or either of the Subsidiaries pursuant to any agreement, commitment or instrument to which the Company or either of the Subsidiaries is a party or by which the Company or either of the Subsidiaries or any of its assets or properties, including, without limitation, the Property, is or are bound.

                                Section V.3            Taxes.

(27)         No federal, state or local taxing authority has asserted in writing any tax deficiency, Lien, interest or penalty or other assessment against the Company Interests which has not been paid which reasonably may be expected to result in a tax deficiency, Lien, interest, penalty or other assessment against the Company Interests or, to Seller’s knowledge, the Property or the Company or either of the Subsidiaries and there is no pending audit or inquiry from any federal, state or local tax authority relating to Seller which reasonably may be expected to result in a tax deficiency, Lien, interest, penalty or other assessment against the Company Interests or, to Seller’s knowledge, the Property or the Company or either of the Subsidiaries.  To Seller’s knowledge, the amounts accrued for taxes (other than deferred taxes) in the Company’s and each of the Subsidiaries’ financial statements are sufficient for the payment of all taxes of the Company and each of the Subsidiaries, whether or not disputed, which are properly accruable on the results of operations through the date of such statements.

(28)         To Seller’s knowledge, the Company and each of the Subsidiaries has prepared and filed with the appropriate taxing authorities all tax returns (including, without limitation, all information returns) required to be filed on or prior to the date hereof and all such tax returns are true, correct and complete in all material respects; the Company and each of the Subsidiaries has paid all taxes, if any, shown to be due on such returns; no waiver or extension is in effect with respect to the filing of any tax return or the payment of any tax by the Company or either of the Subsidiaries.

                                Section V.4            Orders, Claims or Judgements.  No action, suit, claim,

investigation or proceeding, whether legal or administrative or in mediation or arbitration or otherwise, is pending or, to the  knowledge of Seller, threatened, at law or in equity, by, against, or relating to Seller or the Company or either of the Subsidiaries which, if determined adversely to Seller or the Company or either of the Subsidiaries, could reasonably be expected to interfere in any material respect with the ability of Seller to perform its obligations pursuant to this Agreement or materially and adversely affect the value of the Company Interests or the Property, and Seller has no knowledge of any facts that would give rise to any action, suit, claim, investigation or proceeding.  There are no judgments, decrees or orders entered or any suit or proceeding pending or, to Seller’s knowledge, threatened in writing against Seller or the Company or either of the Subsidiaries which, if determined adversely to Seller or the Company or either of the Subsidiaries, could reasonably be expected to restrain, prohibit, invalidate, set aside, rescind, prevent, make unlawful or otherwise interfere in any material respect with the execution, delivery or consummation of the transactions contemplated under this Agreement or materially and adversely affect the value of the Company Interests or the Property and Seller is not aware of any facts that would give rise to any such judgment, decree, order or suit.

                                Section V.5            Insolvency.

(29)         Seller is not presently insolvent, will not be rendered insolvent by the sale of the Shares and has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition in bankruptcy or suffered the filing of any involuntary petition by any of its creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, suffered the attachment or other judicial seizure of all, or substantially all, of its assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.  Immediately after giving effect to the consummation of the sale of the Shares: (i) Seller will be able to pay its liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgements promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller.

(30)         The Company is not presently insolvent and has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition in bankruptcy or suffered the filing of any involuntary petition by any of its creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, suffered the attachment or other judicial seizure of all, or substantially all, of its assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

                                Section V.6            The Basic Company Agreements.  Seller, and to Seller’s knowledge, the Company and each of the Subsidiaries is not in violation of any of the provisions of any of the agreements set forth in Schedule 5.6 attached hereto (the “Basic Company Agreements”).  Seller has not received any notice since October 1, 1997 alleging any violation by Seller of any of the Basic Company Agreements, and Seller has not received any notice alleging any violation by Seller of any of the Basic Agreements which has not been withdrawn or cured.  Seller has not delivered or caused to be delivered any notice since October 1, 1997 alleging any violation by RGI of any of the Basic Company Agreements and Seller has not delivered or caused to be delivered any notice alleging any violation by RGI of any of the Basic Company Agreements which has not been withdrawn or cured.  To the best of Seller’s knowledge, there is no event, which with the passage of time or giving of notice, would constitute a violation by Seller of any material provisions of any of the Basic Company Agreements.  To the best of Seller’s knowledge, and except as set forth in Schedule 5.6 attached hereto, RGI is not in violation of any of the provisions of the Basic Company Agreements, and there is no event, which with the passage of time or giving of notice, would constitute a violation by RGI of the material provisions of any of the Basic Company Agreements.  The Basic Company Agreements are in full force and effect and have not been modified, amended or otherwise supplemented except as indicated on Schedule 5.6 hereof.  The Basic Company Agreements represent the entire agreement between Seller, RGI and the Company.  All of Seller’s obligations under Section 5 of the Basic Agreement have been fully satisfied and there are no remaining contingent liabilities or obligations of Seller thereunder.  Seller has delivered to Purchaser a true and correct copy of each Basic Company Agreement.

                                Section V.7            Intentionally Omitted.

                                Section V.8            Company Organization.  The Company is a corporation duly organized, validly existing and in good standing under all applicable laws of the

State of New York and such other states and jurisdictions where it does business.  Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under all applicable laws of the State of New York and such other states and jurisdictions where it does business.  Holdings is a limited liability company organized, validly existing and in good standing under all applicable laws of the State of Delaware and all such other states and jurisdictions where it does business.

                                Section V.9            Company Conduct of Business.  To the best of Seller’s knowledge, the Company, Holdings and each of the Subsidiaries has all permits necessary to conduct the business of the Company, Holdings and each of the Subsidiaries and is not presently conducting, and has not in the past conducted, any business other than ownership of the Property and the Subsidiaries and activities related thereto.  To the best of Seller’s knowledge, none of  the Company, Holdings or either of the Subsidiaries owns any assets or is a party to any agreement for real property in a state other than New York other than states where such party is qualified to do business by the Secretary of State of such state.

                                Section V.10          Ownership and Possession of Shares.

(31)         Seller is the record and beneficial owner of the Shares. The certificates representing the Shares are now, since their issuance and at all times during the term hereof shall be held by Seller or by a nominee or custodian for the sole and exclusive benefit of Seller, free and clear of all Liens whatsoever, except for (i) any Liens created by this Agreement, (ii) the Lien created by the Basic Company Agreements, and (iii) Liens arising under the Securities Act or any applicable state securities laws.  The Shares are not subject to any proxy or any power of attorney except as described herein.  Seller does not directly or indirectly own any other equity or debt securities of the Company or either of the Subsidiaries.

(32)         The Company is the sole member of Holdings and is the sole owner of all the capital stock of each of the Subsidiaries and of the 1221 Avenue of the Americas Property, free and clear of all Liens except for Permitted Encumbrances.  To Seller’s knowledge, BPI is the owner of the 166 West 48th Street Property, free and clear of all Liens, except for Permitted Encumbrances.  To Seller’s knowledge, NWRC is the owner of the 151 West 48th Street Property, free and clear of all Liens, except for Permitted Encumbrances.

(33)         Seller has no rights, and no Affiliate of Seller has any rights, appurtenant to the Company, Holdings, the Subsidiaries or the Property other than the Company Interests, the Basic Company Agreements and the McGraw-Hill Lease.

                                Section V.11          Capitalization.  The authorized capital stock of the Company consists of 2,000 shares of common stock, par value $2.00 per share.  As of the date hereof, (a) 2,000 shares of common stock are issued and outstanding and (b) to Seller’s knowledge, no shares of common stock of the Company are owned by any Person other than Seller and RGI.  All the Shares are duly authorized, validly issued, fully paid and non-assessable.  Except as set forth in the Basic Company Agreements, as of the date hereof, there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the Shares or, to Seller’s knowledge, any other shares of capital stock of the Company or either of the Subsidiaries or securities convertible into or exercisable or exchangeable for the Shares or, to Seller’s knowledge, any other shares of capital stock of the Company or either of the Subsidiaries.  The Company does not own any capital stock or other equity interest in any entity other than the Subsidiaries.

                                Section V.12          Pending Litigation.  To Seller’s knowledge, there are no suits, actions, litigations, arbitrations, governmental, administrative or other proceedings presently pending or, to Seller’s knowledge, threatened in writing brought against the Company or the Property and Seller has no knowledge of any facts that would give rise to any of the above.

                                Section V.13          Options to Purchase.  Except as set forth in the Basic Agreement, there are no recorded or, to the best of Seller’s knowledge, unrecorded rights of first offer to purchase, rights of first refusal to purchase, rights of negotiation, purchase options or similar rights or contractually required rights or consents to transfer pertaining to the Company Interests or the Property.

Section 1.3             Hazardous Materials.  To Seller’s knowledge, and other than as disclosed to Purchaser on Schedule 5.14 attached hereto and made a part hereof, (i) there are not present in, on or under the Property any Hazardous Materials nor has the Property been used for the generation, transportation, storage or discharge of any Hazardous Materials except for the use and storage in the ordinary course of business and in full compliance with all Environmental Laws; (ii) there are no environmental easements on the Property as described in N.Y. Envir. Conserv. § 71-3601 or under any Environmental Law; (iii) there are no deed restrictions relating to environmental conditions on the Property; (iv) there are no environmental liens on the Property under any Environmental Law or cleanup program; and (v) there is not any summons, citation, directive, notice of violation, letter, or other written communication, or cleanup agreement, application, commitment or work plan requirement under a voluntary or mandatory cleanup, brownfield or underground storage tank program from the Federal Environmental Protection Agency, or any state, county or local governmental authority, or any other agency or governmental board or entity having jurisdiction over the Property that relate to  any environmental condition of the Property or a  violation of any Environmental Laws which could reasonably be expected to materially and adversely affect the value of the Company Interests.  To Seller’s knowledge, there are no underground storage tanks under or affecting any portion of the Property.

                                Section V.14          Condemnation.  There is no pending or, to Seller’s knowledge, threatened condemnation, eminent domain or similar proceeding affecting any portion of the Property.

                                Section V.15          McGraw-Hill Lease.  Seller is the tenant under the McGraw-Hill Lease.  The McGraw-Hill Lease is in full force and effect.  The McGraw Hill Lease has not been amended, modified or otherwise supplemented except as set forth in the MGH Estoppel.  Except as set forth in the MGH Estoppel, the McGraw-Hill Lease represents the entire agreement between Seller and the Company with respect to the leasing and occupancy of the McGraw-Hill Premises.  Seller has not assigned its interest in the McGraw-Hill Lease nor has Seller entered into any sublease or other agreement with regard to occupancy of any portion of the premises demised under the McGraw-Hill Lease (other than the McGraw-Hill Lease itself) except as set forth in the MGH Estoppel.  To Seller’s knowledge, there is no default by Seller or the Company under the McGraw-Hill Lease, nor is there any event, which with the passage of time or the giving of notice, would constitute a default by Seller or the Company under the McGraw-Hill Lease.  Seller has not given or received any written notices asserting that the Company or Seller is in default under the McGraw-Hill Lease.  All of the obligations of the Company to be performed prior to the date hereof under the McGraw-Hill Lease have been duly performed and completed including, without limitation, any obligations of the Company to make or to pay the Seller for any improvements, alterations or work done on the McGraw-Hill Premises, and the improvements described in the McGraw-Hill Lease have been constructed in accordance with the plans and specifications therefor and have been accepted by Seller.

                                Section V.16          Financial Statements.  With respect to the Company, true and complete copies of (A) the audited balance sheet as of December 31, 2002, statement of income, and retained earnings and statement of cash flows of the Company for the year ended December 31, 2002, and the audited balance sheets, statements of income and retained earnings and statements of cash flows of the Company for the years ended December 31, 1997, December 31, 1998, December 31, 1999, December 31, 2000, December 31, 2001 and December 31, 2002, including in each case the notes thereto and (B) the Reference Balance Sheet, have been made available to Purchaser.  No financial statements of any other Person other than the Company and the Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

Section 1.4             Capital Contributions.  Seller has no obligations to contribute additional capital to the Company at this or at any time and no such obligations are attached to the Shares.

                                Section V.17          Disclaimer as to Subsidiaries. Purchaser acknowledges that except as expressly set forth herein, Seller has not made any representations or warranties herein or otherwise with respect to the existence of or business conducted by the Subsidiaries or any property (real or personal) owned by them or any business activities engaged in by any of such Subsidiaries.

                                Section V.18          Disclaimer as to Representations. Purchaser acknowledges that except as expressly set forth herein, Seller has not made any representations or warranties with respect to the Shares, the Company, the existence of or business conducted by the Company or any property (real or personal) owned by the Company or any business activities engaged in by the Company.

                                Section V.19          Knowledge of Seller.  For purposes of this Agreement and any document delivered at Closing, whenever the phrases “to Seller’s knowledge”, “to the current, actual knowledge of Seller” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to refer to the actual knowledge of Robert J. Bahash, Executive Vice President and Chief Financial Officer and Michelle R. Ferguson, Senior Vice President — Real Estate and Human Resources Services only, which such individuals Seller represents are the individuals that have actual knowledge of matters concerning the Company and the Property, and not any implied, imputed or constructive knowledge of Robert J. Bahash and Michelle R. Ferguson or any other party, without any independent investigation having been made or any implied duty to investigate.

Section 1.5             Insurance. To Seller’s knowledge, (i) the Company maintains insurance coverages that are customary for companies owning assets similar to the assets of the Company, Holdings and each of the Subsidiaries covering the

Company, its officers and directors and the Property in all respects, (ii) the insurance maintained by the Company and each of the Subsidiaries is adequate in accordance with all applicable leases for portions of the Property, (iii) such policies are in full force and effect, (iv) the Company, Holdings and each of the Subsidiaries has not received any written notice of cancellation or nonrenewal of any such insurance policy, and (v) there are no claims relating to the Property or other assets of the Company, Holdings and each of the Subsidiaries which are not covered by insurance or with respect to which any of the Company’s and each of the Subsidiaries insurance providers has declined to provide coverage.

                                Section V.20          No Undisclosed Liabilities. To Seller’s knowledge, the Company and each of the Subsidiaries has no liabilities, whether known or unknown, absolute, accrued, contingent or otherwise, and no condition exists at the Property which could result in a Violation, except as and to the extent set forth in the Balance Sheets included in the Financial Statements or in the notes thereto.

                                Section V.21          Manager’s Certificate. To Seller’s knowledge, the state of facts set forth in the Manager’s Certificate (as hereinafter defined) are true, correct and complete in all material respects.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller, for the purpose of inducing Seller to enter into this Agreement and proceed to the Closing, that:

                                Section VI.1           Organization; Authorization; Etc.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has been (or by Closing shall be) duly authorized by all necessary and appropriate action to enter into this Agreement and to cause the consummation of the transactions contemplated herein, and the individuals executing this Agreement on behalf of Purchaser have been duly authorized by all necessary and appropriate action on behalf of Purchaser.  When executed and delivered by Purchaser, this Agreement will constitute valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

                                Section VI.2           No Conflict.  Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby nor fulfillment of or compliance with the terms and conditions hereof (A) conflict with or will result in a breach of any of the terms, conditions or provisions of (i)  Purchaser’s organizational documents or (ii) any agreement, order, judgment, decree, arbitration award, statute, regulation or instrument to which Purchaser is a party or by which it is bound, or constitutes or will constitute a breach, violation or default under any of the foregoing, or (B) require any consent of or filing with or notification to any Governmental Authority by Purchaser or violate any Law of any Governmental Authority applicable to Purchaser.

                                Section VI.3           No Orders, Etc.  No action, suit, claim, investigation or proceeding, whether legal or administrative or in mediation or arbitration or otherwise, is pending or, to the knowledge of Purchaser, threatened, at law or in equity, by or against Purchaser which, if determined adversely to Purchaser, could reasonably be expected to interfere in any material respect with the ability of Purchaser to perform its obligations pursuant to this Agreement.  There are no judgments, decrees or orders entered or any suit or proceeding pending or threatened against Purchaser which, if determined adversely to Purchaser, could reasonably be expected to restrain, prohibit, invalidate, set aside, rescind, prevent, make unlawful or otherwise interfere in any material respect with the execution, delivery or consummation of the transactions contemplated under this Agreement.

                                Section VI.4           Insolvency.  Purchaser is not presently insolvent, will not be rendered insolvent by the purchase of the Shares and has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition in bankruptcy or suffered the filing of any involuntary petition by any of its creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, suffered the attachment or other judicial seizure of all, or substantially all, of its assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

ARTICLE VII

                                                                SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; EXCLUSIVE REMEDIES

                                Section VII.1         Indemnification.

(1)           From and after the Closing Date, and subject to Sections 7.1(c) and 7.6 hereof, Seller agrees to indemnify, protect, defend and hold harmless the Purchaser and each principal, partner, member, director, officer, employee, stockholder, agent and other representative of any of them (a “Purchaser Indemnified Party”), from and against any and all losses, liabilities, suits, damages, expense and claims (whether direct or indirect) asserted against, imposed upon or incurred by any such Purchaser Indemnified Party by reason of or resulting from (a) any representation or warranty by the Seller or fact set forth in any representation of Seller, any of the Schedules relating to this Agreement or any other Closing certificate or Closing document delivered by Seller pursuant to this Agreement (including the Manager’s Certificate) not having been true and correct on the date hereof and as of the Closing (without giving effect to any qualifications or exceptions relating to the knowledge of the Seller contained in clause (C) of Section 5.2, Section 5.3(a) or (b), Section 5.6, Section 5.10, Section 5.11, Section 5.21, Section 5.23, and Section 5.24) or (b) the breach by Seller of any covenant or obligation of Seller in this Agreement, including, without limitation, Seller’s obligation to pay any taxes required to be paid by Seller under Section 4.4 hereof.

(2)           From and after the Closing Date, and subject to Section 7.1(c) hereof, Purchaser shall indemnify and hold harmless the Seller, any Affiliate of the Seller and any principal, partner, member, director, officer, employee, agent or other representative of any of them (a “Seller Indemnified Party”), from and against any and all losses actually incurred by any such Seller Indemnified Party by reason of or resulting from (a) the breach of any representation or warranty by the Purchaser or any Closing certificate or Closing document delivered by Purchaser pursuant to this Agreement or (b) the breach by Purchaser of any covenant or obligation of Purchaser in this Agreement.

(3)           All representations and warranties of the Seller contained herein or made pursuant hereto are given and shall survive until the date that is twelve (12) calendar months after the Closing Date except as set forth below; provided, however, that all representations and warranties of the Seller set forth in Sections 5.10, 5.11 and/or 5.13 and all of Article XIV shall survive the Closing until the expiration of the applicable statute of limitations.  The date on which a given representation or warranty expires is referred to as the “Purchaser Warranty Claim Termination Date” with respect to such representation or warranty.  The representations and warranties of the Purchaser contained herein or made pursuant hereto shall survive until the date that is twelve (12) calendar months after the Closing Date (such relevant date being hereinafter referred to as the “Seller Warranty Claim Termination Date”).

                                Section VII.2         Warranty Claims.  Subject to Section 7.1(c), any claim by either the Seller or the Purchaser pursuant to Section 7.1 with respect to a claimed breach by the other party of a representation or warranty (a “Warranty Claim”) shall expire, if applicable, at the relevant Purchaser Warranty Claim Termination Date or the Seller Warranty Claim Termination Date, as applicable,  except with respect to Warranty Claims with respect to which the party making any such claim hereunder has delivered written notice of such claim to the other party.  If any written notice of claim has been given by the Purchaser to the Seller prior to the relevant Warranty Claim Termination Date or by the Seller prior to the relevant Warranty Claim Termination Date, then the relevant representations, warranties and indemnities shall survive the relevant Purchaser Warranty Claim Termination Date or the Seller Warranty Claim Termination Date, as applicable, as to (but only as to) such Warranty Claim, until such Warranty Claim has been finally resolved, it being understood that the Purchaser or the Seller, as applicable, may update or amend the Warranty Claim to include facts and circumstances that relate to such claim but are only later discovered or quantified, but may not assert any new or additional claims.  No Warranty Claim may be brought by the Purchaser or the Seller if and to the extent that the matters giving rise to the Warranty Claim were expressly disclosed in this Agreement.

                                Section VII.3         Indemnification Procedure.

(4)           As a condition to the indemnity obligations hereunder, the party seeking indemnification shall notify the other party obligated to provide indemnification (the “Indemnifying Party”) promptly after it obtains actual knowledge of the claims, events or circumstances giving rise to its seeking indemnification.  If such event involves any claim or the commencement of any action or proceeding by a third person, the party seeking indemnification will give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding.  Such notice shall be a condition precedent to any liability of the Indemnifying Party hereunder.  Such Indemnifying Party shall have a period of thirty (30) days within which to respond thereto.  If such Indemnifying Party accepts responsibility or does not respond within such thirty (30) day period, such Indemnifying Party shall be obligated to defend such claim, action or proceeding, at its own expense and by counsel chosen by the

Indemnifying Party and reasonably satisfactory to the party seeking indemnification.  If such Indemnifying Party does respond within such thirty (30) day period and rejects its indemnification obligation for such matter, in whole or in part, or does not respond and does not comply with its obligations under the preceding sentence, the party seeking indemnification shall be free to pursue, without prejudice to any of its rights hereunder, such claims, rights, defenses and remedies as may be available to such party under applicable law.  If the Indemnifying Party has assumed its indemnification obligation, (i) the party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such asserted liability and shall have the right to participate at its own expense in the defense of such asserted liability and (ii) any compromise of such asserted liability by the Indemnifying Party shall require the prior written consent of the party seeking indemnification unless such compromise includes a general release from liability in favor of the party seeking indemnification with respect to the matters which are the subject of such compromise; provided, however, that if the party seeking indemnification unreasonably refuses its consent to a bona fide offer of settlement which the Indemnifying Party wishes to accept, the party seeking indemnification may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the party seeking indemnification.  In such event, the obligation of the Indemnifying Party to the party seeking indemnification shall be equal to the lesser of (i) the amount of the offer of settlement which the party seeking indemnification refused to accept plus the costs and expenses of such party prior to and including the date the Indemnifying Party notifies the party seeking indemnification of the offer of settlement and (ii) the actual out-of-pocket amount the party seeking indemnification is obligated to pay as a result of such party’s continuing to pursue such matter.  An Indemnifying Party shall be entitled to recover from the party seeking indemnification any additional expenses incurred by such Indemnifying Party as a result of the decision of the party seeking indemnification to pursue such matter.

(5)           In the event of a claim, action or proceeding against the Company which gives rise to any claim hereunder, if the Indemnifying Party has no right to defend the Company against such claim, action or proceeding, then the Indemnifying Party and Indemnified Party shall cooperate in good faith to mitigate any damages resulting from such claim, action or proceeding against the Company.

                                Section VII.4         Sole Remedy.  The rights provided in this Agreement shall be the sole and exclusive remedy for any breach of or any inaccuracy in any of the representations and warranties of the Seller or the Purchaser contained in this Agreement, the Schedules or any other certificate or document delivered pursuant to this Agreement or otherwise relating hereto or in respect hereof, and the Purchaser shall not assert any claim relating hereto or based hereon except by exercising its rights under this Agreement other than claims for fraud or willful misconduct and for the right to seek specific performance, injunctive relief or other equitable remedies.

                                Section VII.5         Indemnification as Adjustment to Interest Purchase Price.  Any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Interest Purchase Price.

                                Section VII.6         Limitation of Liability.  Notwithstanding anything to the contrary or inconsistent in this Agreement or in any of the agreements, certificates or affidavits delivered by Seller pursuant to this Agreement, (i) Seller shall have no liability for any losses, claims, costs or expenses suffered or incurred by Purchaser as a result of the inaccuracy of any of the representations or warranties of Seller set forth in Article V hereof and/or under any of the schedules to this Agreement or any agreements, certificates or affidavits delivered by Seller pursuant to this Agreement (including the Manager’s Certificate) or for the breach of any covenant contained herein or in any such agreements, certificates or affidavits whether delivered on or prior to Closing, if (x) the same in the aggregate, shall have a monetary value (or be in a monetary amount claimed) of less than Twenty Five Thousand Dollars ($25,000) (the “Liability Floor”) or (y) Purchaser or any Affiliate shall have had actual knowledge (it being agreed that the actual knowledge of Purchaser for purposes of this clause (y) shall be limited to the actual knowledge of Marc Holliday and Andrew Levine (and not any implied, imputed or constructive knowledge of such individuals), without any independent investigation having been made or any implied duty to investigate) of the matter constituting or giving rise to such inaccuracy of any such representation or warranty by Seller, and (ii) the aggregate liability of Seller arising pursuant to or in connection with the inaccuracy of any of the representations or warranties of Seller set forth in Article V hereof and/or under any of the schedules to this Agreement or any agreements, certificates or affidavits delivered by Seller pursuant to this Agreement (including the Manager’s Certificate) or for the breach of any covenant contained herein or in any such agreements, certificates or affidavits whether delivered on or prior to Closing, shall not exceed Ten Million Dollars ($10,000,000) (the “Liability Cap”), in addition to any reasonable attorneys’ fees and expenses payable by Seller to Purchaser in connection with any legal action to recover on any such damage claim, provided that Purchaser is the prevailing party in any such action; provided, however, that if any claim for indemnification is based upon, attributable to or results from a breach of the  representations and warranties set forth in Section 5.10(a), Section 5.10(c), Section 5.11 (with respect to the Shares only) or Section 5.13, or any covenant of Seller contained in Section 4.4, Section 14.17, Section 14.18, Section 14.19 or Article XI of this Agreement, neither the Liability Cap nor the

Liability Floor shall be applicable.  It is expressly understood by the parties hereto that, except as otherwise set forth in this Agreement, Seller makes no representations, pursuant to this Agreement or otherwise, and the Seller shall not have any liability with respect to (i) the valuation of the Company Interests, or (ii) any and all projections or estimates in connection with the income or expenses of such Company Interests or Property.

                                Section VII.7         Survival.  The provisions of this Article VII shall survive the Closing.

ARTICLE VIII

INTERIM COVENANTS

                                Section VIII.1        Seller’s Covenants.  Except as expressly provided in this Agreement and except as may be consented to in writing by Purchaser (such consent not to be unreasonably withheld or delayed), Seller shall, and shall cause its representatives on the Company’s board of directors (including voting accordingly at meetings of the board of directors) to, after the date hereof and prior to the Closing Date:

(6)           Use its reasonable efforts to cause the business of the Company to be conducted substantially in the same manner as heretofore conducted and only in the ordinary course.

(7)           Not approve of, consent to, join in or otherwise act to permit the Company, Holdings or any of the Subsidiaries, other than as contemplated herein to (i) amend its certificate of incorporation or by-laws or similar organizational documents, (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, (iii) split, combine or reclassify any shares of any class or series of its stock, or (iv) declare, make or pay any dividend or other distribution, whether in cash, securities or other property, (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares, (vi) sell, ground lease, assign, transfer, convey or otherwise dispose of all or any portion of the Property, (vii) fail to use its commercially reasonable efforts to renew any agreement or contract, or default in any respect under any contract or agreement that is material to the Company or any of the Subsidiaries, (viii) engage in any transactions with any of its affiliates, (ix) make any changes in its or their accounting methods which would be required to be disclosed under GAAP, or (x) file any voluntary, or consent to the filing of any involuntary, petition for relief under title 11 of the United States Code or any successor statute or under any reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law.

(8)           Use its reasonable efforts (only to the extent that the Seller has any rights with respect to any of such activities or matters) to cause the Company to not  (i) incur or assume any debt, (ii) modify the terms of any indebtedness or other liability, and (iii) assume or guarantee the obligations of any other Person.

(9)           Not approve of or consent to any matter over which Seller or its representatives on the Company’s board of directors shall have the right of approval or consent pursuant to the terms of the Basic Agreement.

(10)         Not approve of, consent to, join in or otherwise act to permit the Company to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company.

(11)         Confer with Purchaser concerning operational matters of a material nature and otherwise periodically report to Purchaser concerning the status of the business, operations, and finances of the Company and each of the Subsidiaries.

(12)         Not approve of, consent to, join in or otherwise act to permit the Company to enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

(13)         Not to pursue, market, solicit or negotiate for the sale, assignment, pledge, hypothecation or other encumbrance of the Company Interests to any Person other than Purchaser.

(14)         Use its diligent efforts to take such action as may be required under the Company’s organizational and other governing documents and the Law to cause the board of directors of the Company to call a special meeting after the Closing for the purpose of electing nominees of the Purchaser to be elected to the board of directors at Closing.

(15)         Use its reasonable efforts (only to the extent that the Seller has any rights with respect to any such activities or matters) to cause the Company to not terminate or replace any employees or consultants of the Company.

(16)         Use its reasonable efforts (only to the extent that the Seller has any rights with respect to any such activities or matters) to cause the Company to not file any litigation, arbitration demand or initiate any other formal legal proceeding.

(17)         Use its reasonable efforts (only to the extent that the Seller has any rights with respect to any such activities or matters) to cause the Company to not take any action that could reasonably be expected to result in any material adverse change in the operations or financial situation of the Company.

(18)         Not approve of, consent to, join in or otherwise act to permit the Company, Holdings or any of the Subsidiaries to, merge or consolidate with any other entity.

(19)         Not file and voluntary, or consent to the filing of any involuntary, petition for relief under Title 11 of the United States Code or any successor statute or under any reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law.

(20)         Remove, or cause to be removed, any Lien other than Interest Permitted Encumbrances which affect the Shares.

                                Section VIII.2        Access and Investigation.  Seller shall, and shall use diligent efforts to cause the Company to (i) provide access to Purchaser and its representatives and prospective lenders and their representatives (collectively, “Purchaser’s Advisors”) full and free access to the Company’s and the Subsidiaries’ properties, contracts, books and records, and other documents and data, and (ii) furnish Purchaser and Purchaser’s Advisors with copies of all such contracts, books and records, financial reports, rent rolls and other existing financing, operating and other documents and data regarding the Company and the Subsidiaries as Purchaser may reasonably request (in each case, to the extent in Seller’s possession or can reasonably be obtained by Seller).

ARTICLE IX

CLOSING CONDITIONS

                                Section IX.1          Conditions to Obligations of Seller.  The obligations of Seller under this Agreement to sell the Company Interests and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date, except to the extent that any of such conditions may be waived by Seller in writing at Closing in the Seller’s sole and absolute discretion.

(21)         Representations, Warranties and Covenants of Purchaser.  All representations and warranties of Purchaser contained in Article VI of this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made and all of such facts were true as of the Closing Date, and Purchaser shall have performed and complied in all material respects with all material covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

(22)         No Orders.  No order, writ, injunction or decree (collectively, “Order”) shall have been entered and be in effect by any court of competent jurisdiction or any authority, and no requirement shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby; provided that if any of the foregoing shall be in effect as a direct or indirect result of Seller’s acts or omissions taken or omitted by Seller with the intention of preventing or delaying the Closing, the failure of Seller to close by reason of any of the foregoing shall constitute a default by Seller hereunder, entitling Purchaser to all rights and remedies of Purchaser provided under Section 12.2 hereof.

(23)         Waiver of Right of First Refusal. RGI shall have waived in writing its right of first refusal pursuant to the Basic Agreement.

(24)         Closing Deliveries.  Purchaser shall have delivered the documents and instruments required to be delivered by Purchaser pursuant to Section 10.2 of this Agreement.

                                Section IX.2          Conditions to Obligations of Purchaser.  The obligations of Purchaser under this Agreement to purchase the Company Interests and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date, except to the extent that any of such conditions may be waived by Purchaser in writing at Closing in the Purchaser’s sole and absolute discretion.

(25)         Representations, Warranties and Covenants of Seller.  All representations and warranties of Seller contained in Article V of this Agreement and all of the facts set forth therein shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made and all of such facts were true as of the Closing Date, and Seller shall have performed and complied in all material respects with all material covenants and agreements required by this Agreement to be performed or complied with by Seller and Seller shall not have breached any covenant or agreement set forth herein and the Company shall have taken no action that is the subject of any negative covenant of Seller under this Agreement on or prior to the Closing Date.

(26)         Ownership of Property.  On the Closing Date, Holdings and each of the Subsidiaries shall own the Property free and clear of all Liens except for Permitted Encumbrances and the Company shall own Holdings free and clear of all Liens.

(27)         Closing Deliveries.  Seller shall have delivered the documents and instruments required to be delivered by Seller pursuant to Section 10.1 of this Agreement.

(28)         REIT Condition.  The REIT Condition shall have been satisfied or waived by Purchaser.

(29)         No Orders.  No Order shall have been entered and be in effect by any court of competent jurisdiction or any authority, and no requirement shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby; provided that if any of the foregoing shall be in effect as a direct or indirect result of Purchaser’s acts or omissions taken or omitted by Purchaser with the intention of preventing the Closing, the failure of Purchaser to close by reason any of the foregoing shall constitute a default by Purchaser hereunder, entitling Seller to all rights and remedies of Seller provided under Section 12.1 hereof.

(30)         Consents.  The Seller shall have obtained the authorizations, consents and approvals of all Government Authorities and all third parties identified in Schedule 9.2(f) hereto in connection with the consummation of the sale of the Property by Seller.

(31)         No Liens.  There shall be no Liens encumbering the Property other than Permitted Encumbrances.

(32)         Title Insurance.  A title insurance company licensed in New York and reasonably acceptable to Purchaser shall be prepared to insure Purchaser, at regular rates, that the Company is vested with fee simple title to the Property, subject only to the Permitted Encumbrances.

(33)         Leases in Effect.  The McGraw-Hill Lease and leases representing at least 80% of the remaining occupied square footage of the Property shall be in full force and effect.

(34)         Waiver of Right of First Refusal. RGI shall have waived in writing its right of first refusal pursuant to the Basic Agreement.

(35)         Transactions with RGI.  RGI shall have executed and delivered to Purchaser (i) a Shareholder’s Consent adopting the restated and amended certificate of incorporation of the Company in the form attached hereto as Exhibit J and the amended bylaws of the Company in the form attached hereto as Exhibit K, (ii) a Shareholders’ Agreement in the form attached hereto as Exhibit L,

(36)         Transactions with RGI and the Company.  RGI (or its affiliate) and the Company shall have executed (i) a First Amendment to Management Agreement in the form attached hereto as Exhibit M and (ii) a Third Amendment to Lease in the form attached hereto as Exhibit N.

(37)         Other.  Purchaser shall have received (i) a REIT qualification  opinion from Pillsbury Winthrop in the form attached hereto as Exhibit O, (ii) resolutions from RGI authorizing the transactions contemplated by the documents described in subsections (k) and (l) hereof, and (iii) confirmation by Pillsbury Winthrop that it has destroyed those documents held by it in escrow pursuant to that certain Escrow Agreement dated as of December 23, 2003 between Seller, RGI and Pillsbury Winthrop.

Section 1.6             Termination.

(1)           In the event Seller shall elect not to close due to the failure of any one or more of the conditions precedent to Seller’s obligation to sell set forth in Section 9.1 (other than the conditions set forth in subsection (a), (b) or (c) of Section 9.1 which shall constitute a default hereunder by Purchaser as described in Section 12.1 hereof) which has not been waived by Seller in writing in Seller’s sole and absolute discretion, Seller shall so notify Purchaser in writing specifying the unfulfilled conditions, Seller shall promptly direct the Escrow Agent to return the Deposit and the Interest to Purchaser and this Agreement shall terminate, and neither party shall have any further obligation under this Agreement except for those obligations which are expressly stated to survive.

(2)           In the event Purchaser shall elect not to close due to the failure of any one or more of the conditions precedent to Purchaser’s obligation to consummate this transaction set forth in Section 9.2 which has not been waived by Purchaser in writing in Purchaser’s sole and absolute discretion, Purchaser shall so notify Seller in writing specifying the unfulfilled conditions, Seller shall promptly direct the Escrow Agent to return the Deposit and the Interest to Purchaser and this Agreement shall terminate, and neither party shall have any further obligation under this Agreement except for those obligations which are expressly stated to survive, provided, however, if the failure of any of the conditions precedent to Purchaser’s obligation to consummate this transaction set forth in Section 9.2 is caused by or is a result of a breach by Seller of any representation, warranty, covenant, term, provision, agreement or obligation of Seller hereunder, Purchaser shall have the right to seek the remedies referred to in Section 12.2 hereof.

ARTICLE X

CLOSING DELIVERIES

                                Section X.1            Seller’s Deliveries.  At the Closing, Seller shall execute and deliver, or cause to be executed and delivered, the following documents and instruments (“Seller’s Closing Documents”) to Purchaser:

 (3)          one or more certificates representing the Shares, each such certificate to be duly and validly endorsed in favor of Purchaser or accompanied by a separate stock power duly and validly executed by Seller for transfer  to Purchaser;

(4)           resignations of each director and officer, if any, of the Company appointed by Seller;

(5)           a certificate of non-foreign status of Seller which complies with the requirements of Section 1445 of the Code;

(6)           an estoppel certificate from the tenant under the McGraw-Hill Lease in the form attached hereto as Exhibit E-1 (the “MGH Estoppel”) and the other Tenant Estoppels (as hereinafter defined) required pursuant to Section 10.3 hereof and, if applicable, the Seller Estoppel (as hereinafter defined) pursuant to Section 10.3 hereof;

(7)           opinion from the General Counsel’s office of Seller, dated the Closing Date, in a form reasonably satisfactory to Purchaser;

(8)           the certificate of incorporation of the Company and each of the Subsidiaries and all amendments thereto, certified by the Secretary of State of the State of New York;

(9)           certificates evidencing the good standing of each of Seller,  the Company and each of the Subsidiaries under the laws of the State of New York or the state of its organization;

(10)         copies of the resolutions and consents adopted by the Seller authorizing the execution and delivery of this Agreement and the other Closing documents to which Seller is a party, and the performance by Seller of its obligations hereunder and thereunder;

(11)         a certificate (the “Closing Certificate”) from Seller (i) indicating that the representations and warranties of the Seller set forth herein are true and correct in all material respects on and repeated as of the Closing Date, or, if there have been changes after the date hereof which are permitted hereunder, describing such changes; (ii) Seller has performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date; and (iii) the conditions set forth in Section 9.2(b) have been satisfied.

(12)         evidence reasonably satisfactory to Purchaser of the payment of any taxes required to be paid by Seller pursuant to Section 4.4 and the delivery of all real property transfer tax forms required to be filed in connection therewith;

(13)         to the extent not previously delivered to Purchaser, copies of all files of Seller with respect to the Company, Holdings and the Property, including but not limited to, any leasing and tenant files, financial statements, operating or management reports, rent rolls, financing documents, books and records and tax returns;

(14)         Subject to the provisions of Section 10.3 hereof, all executed tenant estoppels and, if required, the Seller Estoppel;

(15)         a non-imputation endorsement affidavit in the form attached hereto as Exhibit H; and

(16)         all other documents reasonably necessary or appropriate to be executed and delivered by the Seller to consummate the transaction contemplated hereby.

                                Section X.2            Purchaser’s Deliveries.  At the Closing, Purchaser shall execute and deliver, or cause to be executed and delivered, the following documents and instruments (“Purchaser’s Closing Documents”) to Seller:

(17)         payment of the Balance of the Purchase Price in accordance with the terms of this Agreement;

(18)         copies of the resolutions and consents adopted by the Purchaser authorizing the execution and delivery of this Agreement and the other Closing documents to which Purchaser is a party, and the performance by Purchaser of its obligations hereunder and thereunder;

(19)         a Closing Certificate from Purchaser (i) indicating that the representations and warranties of the Purchaser set forth herein are true and correct in all material respects on and repeated as of the Closing Date, or, if there have been changes after the date hereof which are permitted hereunder, describing such changes; (ii) Purchaser has performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date; and (iii) the conditions set forth in Section 9.2(a) have been satisfied; and

(20)         all other documents reasonably necessary or appropriate to be executed and delivered by the Purchaser to consummate the transaction contemplated hereby.

                                Section X.3            Estoppel Certificates.  Seller shall request (or cause the Company to request) and use reasonable efforts to obtain and deliver to Purchaser, when received by Seller, an estoppel certificate from all tenants at the 1221 Avenue of the Americas Property substantially in the form of Exhibit E-2 dated no more than thirty (30) days prior to the originally scheduled Closing Date (collectively, the “Tenant Estoppels”).  Seller shall deliver to Purchaser at the Closing the MGH Estoppel and the Tenant Estoppels (in such forms described in the immediately preceding sentence or substantially in conformance with the requirements of the applicable Lease relating to estoppel certificates) from tenants occupying eighty percent (80%) of the occupied square footage of the Property.  Purchaser shall not be obligated to accept a Tenant Estoppel if the tenant described therein is in default of a lease obligation which default has not been cured by the expiration of the applicable grace period, if any, under the applicable Lease or if such Tenant Estoppel reflects any adverse matter or any statement whose substance indicates that any state of facts described in a representation or warranty under this Agreement was untrue in any material respect when made.  If Seller obtains Tenant Estoppels from tenants occupying no less than seventy percent (70%) of the occupied space footage of the Property, Seller shall have satisfied its obligation with regard to delivering any additional Tenant Estoppels if Seller delivers to Purchaser at the Closing a certificate (the “Seller Estoppel”) substantially in the form of Exhibit G, covering Leases that constitute the positive difference (the “Estoppel Shortfall”), if any, between (x) eighty percent (80%) of the occupied square footage of the Property and (y) the occupied square footage represented by the Tenant Estoppels delivered by Seller.  If Seller does not obtain Tenant Estoppels from tenants occupying at least seventy percent (70%) of the occupied square footage of the Property, said failure shall not be a default under this Agreement and Purchaser, as its sole remedy for such failure, but without waiving any of Purchaser’s other rights or remedies under this Agreement for reasons other than Seller’s failure to deliver Tenant Estoppels, shall have the right to either (a) terminate this Agreement, in which event Escrow Agent shall promptly return the Deposit and the Interest to Purchaser and this Agreement shall terminate, and neither party shall have any further obligation under this Agreement except for those obligations which are expressly stated in this Agreement to survive or (b) waive the condition in writing and accept the delivery of a Seller Estoppel covering Leases that constitute the lesser of (x) ten percent (10%) of the occupied square footage of the Property and (y) the Estoppel Shortfall.  Notwithstanding anything to the contrary contained in this Section, (i) failure to deliver the MGH Estoppel shall be a default by Seller under this Agreement and (ii) Purchaser, but not Seller, shall have the right to waive any condition with regard to Tenant Estoppels or the Seller Estoppel contained in this Section.

ARTICLE XI

BROKER

Each of the parties hereto agree that they have not dealt with any broker, finder or like agent in connection with this transaction other than CB Richard Ellis Real Estate Services, Inc., Woody Heller and Carly Borg (collectively, “Broker”).  Seller agrees to pay a commission to the Broker.  Each of the parties hereto shall indemnify the other against, and shall hold the other harmless from, any claims for brokerage commissions made by any broker, finder or like agent claiming to have dealt with such party other than the Broker, with respect to Purchaser and including Broker with respect to Seller, and Seller agrees that such indemnification will not be subject to any of the limitations on liability set forth in Section 7.6 of this Agreement.  Seller shall indemnify Purchaser for any claims made against Purchaser for brokerage commissions by the Broker and Seller agrees that such indemnification will not be subject to any of the limitations on liability set forth in Section 7.6 of this Agreement.  The provisions of this Article XI shall survive the Closing or the termination of this Agreement.

ARTICLE XII

DEFAULT

                                Section XII.1         Purchaser Default.  If Seller shall perform all of its obligations hereunder in full compliance with the terms hereof and if all conditions to Purchaser’s obligation to close have been satisfied, and if Purchaser shall be in default in the performance of its obligations hereunder (including, without limitation, its failure or refusal to consummate the transaction contemplated by this Agreement as required by the terms hereof), or if the failure of any of the conditions precedent to Seller’s obligation to close under Section 9.2 is caused by or is a result of a breach by Purchaser of any representation, warranty, covenant, term, provision, agreement or obligation of Purchaser hereunder, then Seller’s sole remedy shall be to elect to terminate this Agreement and retain the Deposit (including any Interest thereon), as and for liquidated damages, it being understood and agreed that Seller’s actual damages in such circumstances would be extremely difficult, if not impossible, to ascertain, and, upon such payment, this Agreement shall terminate and neither party hereto shall have any further rights or obligations hereunder.

                                Section XII.2         Seller Default.  If Purchaser shall perform all of its obligations hereunder in full compliance with the terms hereof and if all conditions to Seller’s obligation to close have been satisfied (provided Purchaser shall not be required to tender the Purchase Price to Seller), and if Seller shall be in default in the performance of its obligations hereunder, or if the failure of any of the conditions precedent to Purchaser’s obligation to close under Section 9.2 is caused by or is a result of a breach by Seller of any representation, warranty, covenant, term, provision, agreement or obligation of Seller hereunder, then Purchaser’s sole remedy shall be to either (a) file an action to obtain specific performance of Seller’s obligations hereunder, it being acknowledged and agreed that the subject matter of this transaction is unique or (b) terminate this Agreement by giving written notice thereof to Seller and Escrow Agent, in which case, (i) the Deposit, together with all Interest accrued thereon, shall be returned to Purchaser, and (ii) this Agreement shall terminate and neither party hereto shall have any further rights or obligations hereunder.  Notwithstanding anything to the contrary contained in this Section, if Purchaser shall perform all of its obligations hereunder in full compliance with the terms hereof and if all conditions to Seller’s obligation to close have been satisfied (provided Purchaser shall not be required to tender the Purchase Price to Seller), and if Seller shall be in Willful Default (as hereinafter defined), then Seller shall reimburse Purchaser for all of Purchaser’s third party costs, fees and expenses (including, without limitation, attorney’s fees, costs and expenses, inspection fees, appraisal fees, environmental inspection fees and engineering fees) incurred in connection with this Agreement and the transactions contemplated hereunder and all other agreements related to the sale of the Company Interests to Purchaser up to a maximum of One Million Dollars ($1,000,000).  As used in this Section 12.2, the term “Willful Default” shall mean Seller’s willful refusal to perform its obligation to sell, assign and convey to Purchaser the Company Interests in accordance with terms of this Agreement.

                                Section XII.3         No Personal Liability.  In no event shall any general or limited partner, joint venturer, affiliate, shareholder, member, employee, representative, agent, director or officer of Seller or Purchaser that is an individual (including officers, directors and shareholders of any partner thereof) have any personal liability whatsoever under this Agreement, and neither Seller nor Purchaser shall seek or be entitled to any personal judgment against any property owned by Seller or Purchaser other than to the extent of the proceeds actually received from this transaction.  In the event of any default by Seller under this Agreement, Purchaser may proceed only against Seller’s interest in the Company Interests and in any event subject to Section 7.6 hereof.

                                                                               ARTICLE XIII

CASUALTY AND CONDEMNATION

                                Section XIII.1        Condemnation.  If, prior to the Closing Date, all or any “Significant Portion” (as hereinafter defined) of the Property is taken, or rendered unusable for its current purpose or reasonably inaccessible by  eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), Seller shall notify Purchaser of such fact and Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than thirty (30) days after receipt of Seller’s notice. For purposes of this Section 13.1 and Section 13.2 hereof, a “Significant Portion” shall mean Thirty Million Dollars ($30,000,000) or more in the aggregate of the value of the Property.  If this Agreement is terminated as aforesaid, Escrow Agent shall promptly return the Deposit and the Interest to Purchaser and this Agreement shall terminate, and neither party shall have any further obligation under this Agreement except for those obligations which are expressly stated in this Agreement to survive.  If Purchaser does not elect to terminate this Agreement, or if the portion of the Property which is taken or rendered unusable or reasonably inaccessible by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated) is not a Significant Portion of the Property, Purchaser shall accept so much of the Property as remains after such taking with no abatement of the Purchase Price, and at the Closing Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all of Seller’s interest in and to all awards for such taking by eminent domain.

                                Section XIII.2        Casualty.  If, prior to the Closing Date, a Significant Portion of the Property is destroyed by fire or other casualty, or if less than a Significant Portion of the Property is so destroyed and the applicable insurance carrier denies coverage under the policy for the full cost of reconstruction, Seller shall notify Purchaser of such fact and Purchaser shall have the option to terminate this Agreement upon ten (10) days notice to Seller given not later than thirty (30) days after receipt of Seller’s notice.  If this Agreement is terminated as aforesaid, Escrow Agent shall promptly return the Deposit and the Interest to Purchaser and this Agreement shall terminate, and neither party shall have any further obligation under this Agreement except for those obligations which are expressly stated in this Agreement to survive.  If Purchaser does not elect to terminate this Agreement as provided above, or if the portion of the Property so damaged or destroyed is not a Significant Portion of the Property, Purchaser shall accept the Property in its then “as is” condition with no abatement of the Purchase Price, and at the Closing Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all of Seller’s interest in and to all casualty insurance proceeds payable in connection with such casualty (except that the proceeds of any business interruption or rental value insurance payable to Seller shall be apportioned as of the Closing Date), and, to the extent the casualty was to a Significant Portion, Purchaser shall receive a credit against the Purchase Price at the Closing in the amount of Seller’s pro rata share of any loss deductible payable by Seller in connection with casualty coverage.  This Article is an express agreement to the contrary of Section 5-1311 of the New York General Obligation Law.

ARTICLE XIV

MISCELLANEOUS

                                Section XIV.1        Notices.  Any and all notices, requests, demands or other communications hereunder shall be given in writing and by hand delivery with receipt therefor, by facsimile delivery (with confirmation by hard copy and simultaneously sent by one of the other means provided in this Section 14.1), by reputable  overnight courier, or by registered or certified mail, return receipt requested, first class postage prepaid addressed as follows (or to such new address as any party hereto notify the other party hereto in accordance with this Section 14.1). Any notice required or permitted to be given hereunder shall be deemed given and effective upon receipt or refusal thereof by the recipient (and in the case of a facsimile delivery, upon receipt of such facsimile by the recipient):

To Seller:	The McGraw-Hill Companies, Inc.
1221 Avenue of the Americas
New York, New York
Attn: Frank J. Kaufman
Fax No.: (212) 512-6679

With a copy to:	The McGraw-Hill Companies, Inc.
1221 Avenue of the Americas
New York, New York
Attn: General Counsel
Fax No.: (212) 512-3997

And with an additional
copy to:	Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square
New York, New York 10036
Attn: Neil L. Rock, Esq.
Fax No.: (212) 735-2000

To Purchaser:	c/o SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170
Attn: Marc Holliday and Andrew Levine, Esq.
Fax No.: (212) 216-1785

With a copy to:	Greenberg Traurig LLP
200 Park Avenue
New York, New York 10166
Attn: Stephen L. Rabinowitz, Esq.
Fax No.: (212) 805-9295

To Escrow Agent:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn: Neil L. Rock, Esq.
Fax No.: (212) 735-2000

Purchaser’s counsel may give any notices or other communications hereunder on behalf of Purchaser and Seller’s counsel may give any notices or other communications hereunder on behalf of Seller.

                                Section XIV.2        Governing Law; Venue.

(21)         This Agreement was negotiated in the State of New York and was executed and delivered by Seller and Purchaser in the State of New York, which State the parties agree has a substantial relationship to the parties and to the underlying transactions embodied hereby, and in all respects, including, without limiting the generality of the foregoing, matters of construction, validity, enforcement and performance, this Agreement and the obligations arising hereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed wholly within such State, without giving effect to the principles of conflicts of law of such jurisdiction.  To the fullest extent permitted by law, the parties hereby unconditionally and irrevocably waive and release any claim that the law of any other jurisdiction governs this Agreement and this Agreement shall be governed and construed in accordance with the laws of the State of New York as aforesaid pursuant to Section 5-1401 of the New York General Obligations Law.

(22)         To the maximum extent permitted by applicable law, any legal suit, action or proceeding against any of the parties hereto arising out of or relating to this Agreement shall be instituted in any federal or state court in New York, New York pursuant to Section 5-1402 of the New York General Obligations Law and each party hereby irrevocably submits to the exclusive jurisdiction of any such court in any such suit, action or proceeding.  Each party hereby agrees to venue in such courts and hereby waives, to the fullest extent permitted by law, any claim that any such action or proceeding was brought in an inconvenient forum.

                                Section XIV.3        Headings.  The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

                                Section XIV.4        Business Days.  If any date herein set forth for the performance of any obligations of Seller, Purchaser or Escrow Agent or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next Business Day following such Saturday, Sunday or legal holiday.  As used herein, the term (i) “legal holiday” means any state or Federal holiday for which financial institutions or post offices are generally closed in the State of New York and (ii) “Business Day” means any weekday of Monday through Friday which is not a legal holiday.

                                Section XIV.5        Counterpart Copies.  This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

                                Section XIV.6        Binding Effect.  This Agreement shall not become a binding obligation upon Seller or Purchaser unless and until the same has been fully executed by Purchaser and Seller and a fully executed counterpart has been delivered by Seller to Purchaser.

                                Section XIV.7        Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

                                Section XIV.8        Assignment.  This Agreement may not be assigned by Purchaser except to an entity which directly or indirectly controls, is controlled by, or is under common control with Purchaser (any such entity, a “Permitted Assignee”) and any other assignment or attempted assignment by Purchaser shall constitute a default by Purchaser hereunder and shall be deemed null and void and of no force or effect.  A copy of any assignment permitted hereunder, together with an agreement of the assignee assuming all of the terms and conditions of this Agreement to be performed by Purchaser, in form reasonably satisfactory to counsel for Seller, shall be delivered to the attorneys for Seller prior to the Closing, and in any event no such assignment shall relieve Purchaser from Purchaser’s obligations under this Agreement nor result in a delay in the Closing. In the event that Purchaser assigns this Agreement to a Permitted Assignee, all representations and warranties and covenants and obligations of Purchaser hereunder shall apply with equal force to such Permitted Assignee.  For purposes hereof, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the ownership, directly or indirectly, of more than fifty percent (50%) of the interests in an entity, together with the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting stock, by contract or otherwise.

                                Section XIV.9        Interpretation.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

                                Section XIV.10      Entire Agreement.  This Agreement and the Exhibits and Schedules attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Shares and are intended to be an integration of all prior negotiations and understandings.  Purchaser, Seller and their respective agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein.  No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto.  Each party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement which have not been so waived.  Any such waiver must be in writing signed by the party making such waiver.

                                Section XIV.11      Severability.  If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless and to the extent that the invalidation of any such term or provision materially alters the intent of the parties hereto.

                                Section XIV.12      Exhibits.  Each of the Exhibits and Schedules attached hereto are incorporated herein by reference.

                                Section XIV.13      Prevailing Party.  Should either party employ an attorney to enforce any of the provisions hereof (whether before or after Closing, and including (x) any claims or actions involving amounts held in escrow, if any), and (y) any claims or actions for a breach of representation, the nonprevailing party in any final judgment agrees to pay the other party’s reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction.  The provisions of this Section 14.13 shall survive Closing and/or any termination of this Agreement.

                                Section XIV.14      No Recording.  Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

                                Section XIV.15      No Other Parties.  This Agreement is not intended, nor shall it be construed, to confer upon any person or entity, except the parties hereto and their respective heirs, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

                                Section XIV.16      Waiver of Trial by Jury.  The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

                                Section XIV.17      Confidentiality.  (a)  Subject to Section 14.17(c), prior  to the Closing, each party to this Agreement (an “Informed Party”) shall hold, and shall use its best efforts to cause its partners, officers, directors, employees, consultants, advisors, agents and representatives (including without limitation, its attorneys, accountants and financial advisors) (collectively, its “Representatives”) to hold, in confidence, unless compelled to disclose by regulatory or judicial process (such Informed Party’s counsel having reasonably advised such Informed Party that such disclosure is compelled), all documents and information concerning the Seller, the Company Interests, the Company, the Property, Purchaser and the transactions contemplated hereby furnished to such party in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown (i) to have been previously known on a nonconfidential basis by the Informed Party, (ii) is or becomes generally available to the public other than as a result of and through no fault of the Informed Party or its Representatives or (iii) to have been later lawfully acquired by the Informed Party other than in connection with the transactions contemplated hereby; provided that the Informed Party may disclose such information to its Representatives, lenders and other investors and prospective lenders and other investors in connection with the transactions contemplated by this Agreement so long as same are informed by the Informed Party of the confidential nature of such information and are directed by the Informed Party to treat such information confidentially in accordance with the terms of this Agreement.  Notwithstanding anything contained herein to the contrary, in the event the Informed Party is required by regulatory or judicial process to disclose any confidential documents or information, the Informed Party may do so, provided that prior to disclosing same, the Informed Party shall promptly notify the other party to this Agreement in writing of such required disclosure and shall reasonably cooperate to limit the required disclosure.  If this Agreement is terminated such confidence shall be maintained and the Informed Party shall, and shall use its best efforts to cause its partners, officers, directors, employees, consultants, advisors and agents to, destroy or deliver to Purchaser or Seller, as applicable, upon request, all documents and other materials, and all copies thereof, obtained by the Informed Party or on its behalf in connection with this Agreement that are subject to such confidence, with any such destruction certified by an officer of the Informed Party to Purchaser or Seller, as applicable, in writing.

(23)         Prior to the Closing, Purchaser and Seller agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by either party and that Seller shall use its reasonable efforts to cause the Company not to issue any such public release or announcements, except as such release or announcement may be required by law, in which case the applicable party shall use reasonable efforts to accommodate the other party with respect to language or timing of such release or announcement in advance of such issuance.  Promptly following the Closing, each of Purchaser and Seller agrees to consult with the other in issuing any press release or otherwise making any announcement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such announcement prior to such consultation and the written consent of the other party with respect to the form, substance and timing thereof, except as may be required by law, in which case the applicable party shall use reasonable efforts to accommodate the other party with respect to language or timing of such release or announcement in advance of such issuance.  Notwithstanding anything to the contrary contained in this Section 14.17, Seller recognizes that SL Green Realty Corp., who indirectly owns interests in Purchaser, is a public company and, accordingly, Seller acknowledges and agrees that Purchaser or SL Green Realty Corp. may disclose in press releases, filings with governmental authorities, financial statements and/or other communications such information regarding the transactions contemplated hereby as may be necessary or advisable under securities laws, including without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any, rules or regulations thereunder, GAAP or other accounting rules or procedures or SL Green Realty Corp.’s prior custom, practice or procedure.

(24)         Notwithstanding anything to the contrary herein, Seller acknowledges and agrees that Purchaser and its brokers, advisors, consultants, attorneys, representations or agents, shall have the right at any time to approach, discuss meet with or otherwise engage in a discussion with RGI or any general or limited partner, joint venturer, affiliate, shareholder, employee, representative, agent, director or officer of RGI with respect to the Property, the Company, the Company Interests, the Basic Documents, the existence or subject matter of this Agreement or any matter relating to any of the foregoing.

(25)         Notwithstanding the foregoing, the parties (and each employee, representative, or other agent of either party) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction; provided however, that neither party (nor any employee, representative or other agent thereof) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party) or any other information to the extent that such disclosure could result in a violation of any federal or state securities laws.

(26)         The provisions of Section 14.17(a) and (b) shall survive the earlier termination of this Agreement.

Section 1.7             Further Assurances.  Seller and Purchaser shall, at or after the Closing, execute, acknowledge and deliver to each other such documents, instruments and further assurances which Seller or Purchaser may reasonably request in order to carry out the purpose of this Agreement.  This Section 14.18 shall survive the Closing.

Section 1.1

Section 1.8             Dividends after Closing.  Seller hereby covenants and agrees that in the event Seller receives any dividend or other payment from the Company declared after the Closing Date, Seller shall promptly pay such amount to Purchaser.  This Section 14.19 shall survive the Closing.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

SELLER

THE MCGRAW-HILL COMPANIES, INC.

By:
Name:
Title:

PURCHASER

GREEN HILL ACQUISITION LLC

By:
Name:
Title:

The undersigned has executed this Agreement

solely to confirm its acceptance of the duties

of Escrow Agent as set forth in Section 3 hereof:

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

By:
Name:
Title:

EXHIBIT A

Description of 1221 Avenue of the Americas Property

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County, City and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the southerly side of West 49th Street and the westerly side of Avenue of the Americas;

RUNNING THENCE westerly along the southerly side of West 49th Street 543 feet to a point on the southerly side of West 49th Street;

THENCE southerly parallel with the westerly side of Avenue of the Americas, 100 feet 5 inches;

THENCE easterly parallel with the southerly side of West 49th Street 3 feet;

THENCE southerly parallel with the westerly side of Avenue of the Americas and part of the way through a party wall 100 feet 5 inches to the northerly side of West 48th Street;

THENCE easterly along the northerly side of West 48th Street 540 feet to its intersection with the westerly side of Avenue of the Americas;

THENCE northerly along the westerly side of Avenue of the Americas 200 feet 10 inches to the point or place of BEGINNING.

EXHIBIT B-1

Description of 166 West 48th Street Property

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County, City and State of New York, bounded and described as follows:

BEGINNING at a point on the southerly side of 48th Street, distant 120 feet easterly from the southeasterly corner of Seventh Avenue and 48th Street;

RUNNING THENCE southerly and partly through the center of a party or division wall between the dwelling house on the lot hereby conveyed and the one on the lot adjoining the same on the westerly side thereof and parallel with Seventh Avenue, 100 feet 4 inches to the center line of the block;

THENCE easterly along said center line and parallel with 48th Street, 20 feet;

THENCE northerly and parallel with Seventh Avenue, 100 feet 4 inches to the southerly side of 48th Street; and

THENCE westerly along said southerly side of 48th Street, 20 feet to the point or place of BEGINNING.

EXHIBIT B-2

Description of 151 West 48th Street Property

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County, City and State of New York, bounded and described as follows:

BEGINNING at a point on the northerly side of 48th Street, distant 240 feet southeasterly from the northwesterly corner of said street and Seventh Avenue;

RUNNING THENCE northeasterly parallel with Seventh Avenue and through the center of a party wall, 89 feet 9 inches;

THENCE southeasterly 10 feet 1 inch to a point, distant 250 feet southeasterly from the easterly side of Seventh Avenue in a line drawn parallel with said street and distant 88 feet 5 inches northeasterly therefrom;

THENCE northeasterly parallel with said avenue, 12 feet to the center line of the block;

THENCE southeasterly parallel with said street, 10 feet;

THENCE southwesterly parallel with said avenue and through the center of another party wall, 100 feet 5 inches to the northerly line of 48th Street; and

THENCE northwesterly along said northerly line of 48th Street, 20 feet to the point or place of BEGINNING.

EXHIBIT C

Reference Balance Sheet

[Attached]

EXHIBIT D

Form Deposit Letter of Credit

Credit No. ____________________	_______________, 2002

_______________________

_______________________

_______________________

Attn:  __________________

Gentlemen:

By order and for the account of _______________________, a _______________________ (the “Purchaser”), __________________, a ___________ banking ______________ (“Bank”) hereby opens in favor of _______________________ (“Beneficiary”) in connection with a certain [Purchase and Sale Agreement] dated as of ____________ ____, 200___ (the “Purchase Agreement”) entered into between Beneficiary, as seller and Purchaser, as purchaser, Banks’s Irrevocable and Unconditional Credit No. _______________ for _______________________ ($____________) effective on ____________ ____, 200___ and expiring at the close of business on ____________ ____, 200___.

Funds under this Credit may be drawn by Beneficiary upon demand by delivering to the Bank a Demand Draw and Direction (the “Demand Draw and Direction”) dated as of the date of any such draw signed by Beneficiary, which Demand Draw and Direction shall be in the form attached hereto as Exhibit A and shall be delivered to the Bank at the following address or to such other address in New York City as may from time to time be notified by the Bank to Beneficiary in writing:

_____________________________

_____________________________

_____________________________

_____________________________

Attention:

Partial draws under this Letter of Credit are not permitted.

The Bank is authorized to accept and shall accept any statement furnished hereunder as binding and correct without investigation or responsibility for the accuracy, veracity, conclusory correctness or validity of the dame or any part thereof.

If the Banks receives a Demand Draw and Direction in conformity with the provisions of this Credit on any banking day at any time prior to 5:00 p.m. on [January 31, 2004], the Bank will honor such Demand Draw and Direction by paying the proceeds thereof pursuant to the provisions of the Demand Draw and Direction by the close of business on the day after receipt of the Demand Draw and Direction if received not later than 12:30 p.m. New York City time, or by the close of business on the second banking day following receipt fo the Demand Draw and Direction if received after 12:30 p.m. New York City time.  The term “banking day” as used herein shall mean any day other than a Saturday, Sunday or holiday or a day on which banks located in New York City are required or authorized to close or a day on which the New York Stock Exchange is closed.

This Credit is, except as expressly stated herein, subject to the provisions of the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication no. 500, as in effect on the date hereof.  If this Credit expires during an interruption in business, as described in Article 17 of said publication 500, the Bank specifically agrees to honor a Demand Draw and Direction presented in conformity with the provisions of this Credit within thirty (30) days after the resumption of the Bank’s business.

Except as set forth in the next sentence, the reference in this Credit or in the Exhibit attached hereto to any other documents or instruments shall in no event be construed as having the effect of incorporating by reference the provision of any such other document or instrument in this Credit or in the Exhibit attached hereto.  This Credit includes the Exhibit attached hereto which in incorporated in this Credit by reference.

Should Beneficiary have occasion to communicate with the Bank regarding this Credit, kindly address such correspondence to ________________, Attention: __________________, mentioning specifically the Bank’s Credit No. _____________, or to such other address in New York City as may from time to time be notified by the Bank to Beneficiary in writing.

We hereby engage with drawers endorsers and bona fide holders that drafts and or documentation drawn under and in compliance with the terms of this Credit are duly honored.

This Credit shall not be transferable by Beneficiary without the prior consent of the Bank.

Very truly yours.

[BANK]

By:
(Authorized Signature)

Exhibit A

Demand Draw and Direction

____________________, 200___

_____________________

_____________________

_____________________

_____________________

Gentlemen:

Reference is made to a certain irrevocable and unconditional Letter of Credit (the “Credit”) No. __________________ dated ____________ ____, 200___, in the amount of $_________________ issued by __________________ (“Bank”) by order of and for the account of ___________________ (the “Purchaser”) in favor of _____________________ in connection with a certain Purchase and Sale Agreement dated as of ____________ ____, 200___ (the “Purchase Agreement”) entered into between Beneficiary and the Purchaser.

Beneficiary hereby requests the Bank to honor the demand draw (the “Draw”) under, and in the full amount of, the Credit, and in connection therewith certifies to the Bank that Beneficiary has the right to make the Draw under the Credit pursuant to the provisions of the Purchase Agreement.

Beneficiary directs the Bank to remit the proceeds of the draw as follows:

[INSERT WIRE INFORMATION FOR BENEFICIARY]

The undersigned representative of Beneficiary certifies to the Bank that he is such representative and has the full power and authority as such representative to signed and deliver this Demand Draw and Direction to the Bank on behalf of Beneficiary.

Very truly yours,

By:
Name:
Title:

                                                                                EXHIBIT E-1

Form of McGraw-Hill Estoppel

THIS LEASE ESTOPPEL CERTIFICATE (this “Certificate”) is made this ___ day of ______________, 2003, by _____________, a ___________________ (“Tenant”), to and for the benefit of ______________________ (“Landlord”), and may be relied upon by Landlord and by any purchaser of an interest in Landlord or Landlord’s interest in the building (the “Building”) located at 1221 Avenue of the Americas, New York, New York (“Buyer”), together with any and all lenders to Landlord or Buyer, the rating agencies (in the event of the securitization of the loan made by the lenders to Landlord or Buyer) and any and all of the respective immediate and remote successors and/or assigns of any of the foregoing (all of the foregoing, individually and/or collectively, the “Addressees”).

WITNESSETH:

WHEREAS, Landlord has requested that Tenant provide certain certifications with respect to the Lease (as such term is hereinafter defined) which may be relied upon by the Addressees;

NOW, THEREFORE, as of the date first set forth above, Tenant hereby certifies as follows:

1.             Tenant is the tenant under that certain Agreement of Lease dated as of__________, as amended by those certain documents listed on the schedule annexed hereto and made a part hereof as Exhibit “A” (said Agreement of Lease, as so amended, is hereinafter referred to as the “Lease,” and the premises demised to Tenant thereunder are collectively hereinafter referred to as the “Premises”).  Terms used in this Certificate and not otherwise defined herein shall have the respective meanings ascribed thereto in the Lease.

2.             The documents pursuant to which each portion of the Premises was demised to Tenant, and the term, Annual Basic Rent, deemed rentable square foot area, deemed building denominator, Tax Base Year, and the Operating Expense Base Year with respect each such portion of the Premises, are as set forth on the schedule annexed hereto and made a part hereof as Exhibit “B”.

3.             The Lease is in full force and effect, has not been modified (except as set forth in Exhibit A), and represents the entire agreement between Landlord and Tenant with respect to (i) the Premises and (ii) Tenant’s interest (both real property and personal) in the Building and the Real Property, except as set forth in the documents listed on the schedule annexed hereto and made a part hereof as Exhibit “C” (with relate to certain portions of the Building other than the Premises more particularly described therein); and no other agreement or representation, oral or written, has been made regarding the Premises, the Building or the Real Property.

4.             The dates to which the Fixed Rent, all additional rent, any other items of Rental have been paid for each portion of the Premises are as set forth in the schedule annexed hereto and made a part hereof as Exhibit “D”.  No Fixed Rent, additional rent, any other items of Rental have been paid more than thirty (30) days in advance of their respective due dates.  Tenant’s obligation to pay Fixed Rent under the Lease has commenced with respect to each portion of the Premises, all free rent periods under the Lease have expired and Tenant is not entitled to any future rent concessions.

5.             Landlord is not in default of its obligations under the Lease and no event has occurred which, by the giving of notice or the passage of time, or both would constitute an event of default by Landlord under the Lease.  Tenant has no offsets, defenses, claims, or counterclaims to the payment of rent or other sums, or the performance of any of Tenant’s other obligations, under the Lease.

6.             The term of the Lease has commenced with respect to, and Tenant has taken possession of, each portion of the Premises.  All work to be performed by Landlord under the Lease has been completed in accordance with the Lease and all contributions, reimbursements, rent concessions, work credits and allowances due to Tenant under the Lease in connection with any work or otherwise have been paid in full, and there are no other sums currently owed to Tenant by Landlord.

7.             Tenant does not have any right to purchase the Building or any part thereof or any interest therein by right of refusal, first offer or negotiation, option or otherwise.  Tenant does not have any right to terminate the Lease, in whole or in part, except to the extent expressly provided for in Articles _______of the Lease.

8.             All rights granted to Tenant to lease or license space in the Building by right of refusal, first offer or negotiation, option or otherwise, have either expired or are otherwise no longer effective except as follows: ___________.

9.             Tenant does not have any right to renew the Lease or extend the term thereof, except to the extent expressly provided for in Article ___ of the Lease.

10.           No part of the Premises has been subleased, nor has the Lease been assigned, except as follows:___________.

11.           The total security on deposit with Landlord under the Lease, whether in the form of cash or otherwise, is $__________.

12.           No actions, whether voluntary or otherwise, are pending against Tenant (or Guarantor) under the bankruptcy laws of the United States or any state or country and there are no claims or actions pending against Tenant (and/or Guarantor) which if decided against Tenant (and/or Guarantor) would materially and adversely affect Tenant’s (and/or Guarantor’s) financial condition or ability to perform Tenant’s (and/or Guarantor’s) obligations under, or in respect of, the Lease.

13.           This certificate has been duly authorized, executed and delivered by Tenant.  The Lease is guaranteed by ___________ and such guaranty is in full force and effect.

Tenant acknowledges and agrees that this certificate may be relied upon by, and shall inure to the benefit of the Addressees.

IN WITNESS WHEREOF, Tenant has executed this Certificate as of the date above first written.

TENANT:

By:

EXHIBIT E-2

Form of Tenant Estoppel Certificate

TENANT ESTOPPEL CERTIFICATE

To:                              Rock-McGraw, Inc., its current and future shareholders, and their current and future lenders, together with their respective successors and assigns (collectively, the “Estoppel Parties”)

Re:          Property Address:               1221 Avenue of the Americas,

New York, New York,

(the “Property”)

Lease Date:  ___________________

Amendments:  ___________________

Landlord:                                             Rock-McGraw, Inc., together with its successors and assigns] (“Landlord”)

Tenant:  ___________________ (“Tenant”)

Square Footage Leased:___________________

Suite No./Floor: ___________________ (the “Premises”)

The undersigned, as the tenant under the above-referenced lease (the “Lease”), hereby certifies to the Estoppel Parties the following:

1.             The lease attached hereto as Exhibit A is a true, correct, and complete copy of the Lease, is in full force and effect and has not been modified, supplemented, or amended in any way, and the Lease represents the entire agreement between the parties as to the Premises, the Building or any portion thereof

2.             The amount of fixed monthly rent is $___________.  The base year for operating expenses and real estate taxes, as defined in the Lease, is _______________________.  No such rent has been paid more than one (1) month in advance of its due date, except as follows:

3.             Tenant’s security deposit is $___________.  Tenant has paid rent for the Premises up to and including ___________, 2003 and is not in default under the Lease.

4.             Tenant is currently in occupancy of the Premises.

5.             The commencement date of the Lease was ________________, the Lease terminates on _________________ and Tenant has the following renewal/extension option(s):  ________________________________________________. All rights granted to Tenant to lease or license space in the Building by right of refusal, first offer or negotiation, option or otherwise, have either expired or are otherwise no longer effective except as follows: ___________. Tenant has not surrendered, or sent any notice of surrender with respect to, any portion of the Premises.

6.             All work to be performed by Landlord under the Lease has been performed as required and has been accepted by Tenant; and any payments, free rent, or other payments, credits, allowances or abatements required to be given by Landlord to Tenant has already been received by Tenant, except as follows:

7.             To the best knowledge of Tenant, Landlord is not in default of its obligations under the Lease and no event has occurred which, by the giving of notice or the passage of time, or both would constitute an event of default by Landlord under the Lease.  Tenant has no offsets, defenses, claims, or counterclaims to the payment of rent or other sums, or the performance of any of Tenant’s other obligations, under the Lease.

8.             Tenant has received no notice from Landlord of any prior sale, assignment, pledge or other transfer of the Lease or of the rents received therein.

9.             Tenant has not assigned the Lease or sublet all or any portion of the Premises except ________________________.  Tenant does not hold the Premises under assignment or sublease, nor does anyone except Tenant and its employees occupy the Premises, except:______________________.

10.           Tenant has no right or option to terminate the Lease or purchase all or any part of the Premises or the building of which the Premises is a part or to occupy any additional space at the Property.

11.           No actions, whether voluntary or otherwise, are pending against Tenant under the bankruptcy laws of the United States or any state and there are no claims or actions pending against Tenant which if decided against Tenant would materially and adversely affect Tenant’s financial condition or Tenant’s ability to perform its obligations under the Lease.

12.           The statements contained herein may be relied upon by the Estoppel Parties.

13.           The undersigned is duly authorized to execute this certificate.

Dated this ___________ day of December, 2003.

TENANT

By:
Name:
Title:

EXHIBIT F

Form of Manager’s Certificate

The undersigned Rockefeller Group Development Corporation (the “Property Manager”), in its capacity as property manager of 1221 Avenue of the Americas, New York, New York (the “Property”), hereby certifies to The McGraw Hill Companies Inc. (“MGH”) that, as of December __, 2003, and to its knowledge:

(a)           There are no leases, licenses or other occupancy agreements, or any modifications, amendments or supplements thereof, affecting any portion of the Property on the date hereof and that are binding on Rock-McGraw Inc. (the “Company”), except for the leases, and any modifications, amendments or supplements thereof, described in the schedule of leases annexed as Schedule 1 hereto (such schedule, the “Lease Schedule”, and the leases, and any modifications, amendments or supplements thereof described on such schedule, collectively, the “Leases”);

(b)           Except as set forth on Schedule 2 attached hereto, the Company has no obligations for tenant allowances or contributions towards tenant improvements, including but not limited to concessions, payments and expenses required under the express provisions of a Lease to be paid or incurred by the landlord thereunder, the costs and expenses, or reimbursements, to prepare the space thereunder for the initial occupancy of the tenant, lease buyout costs and moving allowances in connection with the foregoing.

(c)           (i) The Leases set forth the entire agreements between the Company and the tenants thereunder (collectively, “Tenants”) for the use and occupancy of their respective demised premises; (ii) no Tenant is in arrears in the payment of rent for more than the current calendar month, except as set forth in the tenant arrearages schedule annexed as Schedule 3 hereto; (iii) no notices of default with respect to the Leases have been sent or received, which have not been cured, and there are no disputes with any Tenant in connection with the tax, operating expense or other escalations or amounts due under the Leases; and (iv) no Tenant is entitled to “free” rent, rent concessions, rebates, rent abatements, set-offs or offsets against rent except as set forth in Schedule 3A annexed hereto.

(d)           Schedule 4 hereto is a true and complete copy of the rent roll of the Property as of December __, 2003.

(e)           Unless otherwise indicated on the Lease Schedule, the Company has received no written notice from any Tenants claiming any extension, renewal, expansion, or termination options other than as set forth in their Leases.

(f)            Except as otherwise set forth in the schedule of security deposits annexed as Schedule 5 hereto, there are no Tenant security deposits being held by the Company.

(g)           The Leases furnished or made available to MGH are true and complete copies thereof.  To the knowledge of the Company, there are no subtenants of any Tenant except as set forth in Schedule 6.

(h)           The Company has not entered into any employment contracts relating to the Property, except that the Company is a party to or is otherwise bound by the collective bargaining agreements between the Realty Advisory Board on Labor Relations, Inc. and the following labor unions:  (i) Local 32B-32J of the Service Employees International Union, AFL-CIO, covering all of the employees of the Company employed at the Property below the level of Chief Engineer; (ii) Local Union Nos. 94, 94A, and 94B of the International Union of Operating Engineers, covering the employees employed by the Company at the Property as Chief Engineer, (iii) Local Union 157 covering all locksmiths employed by the Company at the Property, and (iv) Local Union 638 covering all steamfitters and plumbers employed by the Company at the Property.

(i)            We have delivered copies to McGraw Hill of all service contracts, including management, brokerage, and operating agreements, affecting the Property and currently binding on the Company (the “Contracts”). The copies of the Contracts furnished or made available to MGH are true and complete copies of the originals represented thereby.

(j)            Except as set forth in Schedule 7 annexed hereto, there are no material suits, actions, litigations, arbitrations, governmental, administrative or other proceedings presently pending or, to the knowledge of the undersigned, threatened against the Company or the Property.

For purposes hereof, the term “to its knowledge” or words of similar import shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of Manager after, and based solely upon, making inquiry of the person(s) charged with the management responsibility for the Property, without such person(s) having any obligation to make an independent inquiry or investigation.

In addition, this certificate is given on the express understanding that (and MGH has induced Manager to deliver this certificate on the express condition and understanding that) Manager shall not be liable to MGH for any misstatement or for incompleteness herein or in any of the Schedules attached hereto, and that MGH shall have no remedy against Manager for any misstatement made by Manager (herein or in any of the Schedules attached hereto) and/or for the incompleteness of any of the statements made herein or in any of the Schedules attached hereto.

MGH hereby acknowledges the statements made in the preceding paragraph, and confirms that it has had access to Manager’s files and conducted its own due diligence of the Property, the Leases, the Contracts, and the operation of (and any matter relating to) the Property.

Rockefeller Group Development
Corporation

By:

Agreed and Accepted:

The McGraw Hill Companies Inc.

By:

EXHIBIT G

Form of Seller’s Estoppel

To:                              Rock-McGraw, Inc., its current and future shareholders, and their current and future lenders, together with their respective successors and assigns (collectively, the “Estoppel Parties”)

Re:          Property Address:               1221 Avenue of the Americas,

New York, New York,

(the “Property”)

Lease Date:  ___________________

Amendments:  ___________________

Landlord:                                             Rock-McGraw, Inc., together with its successors and assigns] (“Landlord”)

Tenant:  ___________________ (“Tenant”)

Square Footage Leased:___________________

Suite No./Floor: ___________________ (the “Premises”)

The undersigned, on behalf of the tenant under the above-referenced lease (the “Lease”), hereby certifies to its knowledge, to the Estoppel Parties the following matters:

1.             The lease attached hereto as Exhibit A is a true, correct, and complete copy of the Lease, is in full force and effect and has not been modified, supplemented, or amended in any way, and the Lease represents the entire agreement between the parties as to the Premises, the Building or any portion thereof

2.             The amount of fixed monthly rent is $___________.  The base year for operating expenses and real estate taxes, as defined in the Lease, is _______________________.  No such rent has been paid more than one (1) month in advance of its due date, except as follows:

3.             Tenant’s security deposit is $___________.  Tenant has paid rent for the Premises up to and including ___________, 2003 and is not in default under the Lease.

4.             Tenant is currently in occupancy of the Premises.

5.             The commencement date of the Lease was ________________, the Lease terminates on _________________ and Tenant has the following renewal/extension option(s):  ________________________________________________. All rights granted to Tenant to lease or license space in the Building by right of refusal, first offer or negotiation, option or otherwise, have either expired or are otherwise no longer effective except as follows: ___________. Tenant has not surrendered, or sent any notice of surrender with respect to, any portion of the Premises.

6.             All work to be performed by Landlord under the Lease has been performed as required and has been accepted by Tenant; and any payments, free rent, or other payments, credits, allowances or abatements required to be given by Landlord to Tenant has already been received by Tenant, except as follows:

7.             Landlord is not in default of its obligations under the Lease and no event has occurred which, by the giving of notice or the passage of time, or both would constitute an event of default by Landlord under the Lease.  Tenant has no offsets, defenses, claims, or counterclaims to the payment of rent or other sums, or the performance of any of Tenant’s other obligations, under the Lease.

8.             Tenant has received no notice from Landlord of any prior sale, assignment, pledge or other transfer of the Lease or of the rents received therein.

9.             Tenant has not assigned the Lease or sublet all or any portion of the Premises except ________________________.  Tenant does not hold the Premises under assignment or sublease, nor does anyone except Tenant and its employees occupy the Premises, except:______________________.

10.           Tenant has no right or option to terminate the Lease or purchase all or any part of the Premises or the building of which the Premises is a part or to occupy any additional space at the Property.

11.           No actions, whether voluntary or otherwise, are pending against Tenant under the bankruptcy laws of the United States or any state and there are no claims or actions pending against Tenant which if decided against Tenant would materially and adversely affect Tenant’s financial condition or Tenant’s ability to perform its obligations under the Lease.

12.           The statements contained herein may be relied upon by the Estoppel Parties.

13.           The undersigned is duly authorized to execute this certificate.

Dated this ___________ day of December, 2003.

By:
Name:
Title:

EXHIBIT H

Form of Non-Imputation Affidavit

State of New York	}
	} ss:	December ___, 2003
County of New York	}

WHEREAS, The McGraw-Hill Companies, Inc. (“Seller”) and Rockefeller Group International Inc. (“RGI”) are the owners of the shares of Rock-McGraw, Inc. (“RMI”), the sole equity member of 1221 Avenue Holdings LLC, a Delaware limited liability company (“Holdings”), the owner of the premises known as 1221 Avenue of the Americas, New York, New York (the “Premises”), which is described in the Certificate and Report of Title No. ________ issued by Lawyers Title Insurance Company (the “Company”);

WHEREAS, Green Hill Acquisition, LLC (“Purchaser”) has requested that the Company include a non-imputation endorsement as part of the owner’s policy so that the Company will not deny liability by virtue of the imputation of knowledge of the Seller, RGI or RMI by operation of law to Purchaser;

NOW THEREFORE, to induce the Company to issue the non-imputation endorsement, Seller states that to Seller’s current actual knowledge, without any independent investigation having been made, or any implied duty to investigate, the matters set forth in Exhibit A attached hereto and made a part hereof are true, correct and complete in all material respects.

Seller will hold the Company harmless from loss, claim or damage (other than consequential, indirect or punitive damages) it sustains because of any statement made herein being false, perjurious or fraudulent; provided, however, that this affidavit is delivered on and subject to the condition that in no event shall Seller’s liability hereunder, when taken together with any claims by Purchaser under the Agreement of Sale dated December ___, 2003 between Seller and Purchaser, exceed Ten Million Dollars ($10,000,000).

THE MCGRAW-HILL COMPANIES, INC.

By:
Name:
Title:

EXHIBIT A TO AFFIDAVIT

[Attach Manager’s Certificate]

EXHIBIT I

Pre-Closing Balance Sheet

[Attached]

EXHIBIT J

Form of Restated Certificate of Incorporation

EXHIBIT K

Form of Amended Bylaws

EXHIBIT L

Form of Shareholders’ Agreement

EXHIBIT M

Form of First Amendment to Management Agreement

EXHIBIT N

Form of Third Amendment to RGI Lease

EXHIBIT O

Form of REIT Qualification Opinion

SCHEDULE 3.3(j)

Permitted Investments

Money Market Account

SCHEDULE 4.1(a)

Interest Permitted Encumbrances

1.                                       Amended and Restated Certificate of Incorporation of the Company dated as of May 14, 1969 and filed with the New York Secretary of State on May 19, 1969.

2.                                       By-Laws of the Company.

3.                                       Basic Agreement dated as of May 1, 1969 between Seller and RGI.

                                                                              SCHEDULE 5.6

I.                                         Basic Company Agreements

1.                                       Amended and Restated Certificate of Incorporation of the Company dated as of May 14, 1969 and filed with the New York Secretary of State on May 19, 1969.

2.                                       By-Laws of the Company.

3.                                       Basic Agreement dated as of May 1, 1969 between Seller and Rockefeller Center, Inc. (predecessor in interest to RGI).

4.             Agreement dated August 15, 1996 between Seller and RGI.

5.                                       Management Agreement dated December 1, 1982 between the Company and RGI.

6.                                       All documents entered into by the Company and/or Holdings in connection with the  E&P Distribution Borrowing.

II.                                     Defaults Under Basic Company Agreements

None.

                                                                             SCHEDULE 5.14

Environmental Matters

1.                                       There may be asbestos containing materials located in the building which, to Seller’s knowledge, are not friable and which, to Seller’s knowledge, may be managed in place under existing Environmental Laws.

                                                                           SCHEDULE 9.2(b)

Permitted Encumbrances

1.                                       Any state of facts shown on a survey of the Property provided such state of facts do not render title to the Property unmarketable;

2.                                       All laws, ordinances, rules and regulations of any  governmental authority, as the same now exist or may be hereafter modified, supplemented or promulgated provided none of the foregoing are violated by the use or condition of the Property;

3.                                       Right, lack of right or restricted right of any owner of the Property to construct and/or maintain (and the right of any governmental authority to require the removal of) any vault or vaulted area, in or under the streets, sidewalks or other areas abutting the Property, and any applicable licensing statute, ordinance and regulation, the terms of any license pertaining thereto and the lien of vault taxes not yet due and payable;

4.                                       All presently existing and future liens of real estate taxes or assessments and water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any;

5.                                       All violations of laws, ordinances, orders, requirements or regulations of any governmental authority, applicable to the Property whether or not noted in the records of or issued by, any governmental authority, existing on the Closing Date other than violations which Seller, as tenant under the McGraw-Hill Lease is obligated to cure;

6.                                       Minor variations between the tax lot lines and the description of the Property set forth on Exhibit A-1, A-2 and A-3 attached hereto and made a part hereof;

7.                                       All matters identified in Schedule B-2 to Title Commitment Number LT030355 issued by Lawyers Title Insurance Corporation and dated December ___, 2003 (1221 Avenue of the Americas Property).

8.                                       All matters identified in Schedule B-2 to Title Commitment Number LT030378 issued by Lawyers Title Insurance Corporation and dated December 23, 2003 (151 West 48th Street Property).

9.                                       All matters identified in Schedule B-2 to Title Commitment Number LT030377 issued by Lawyers Title Insurance Corporation and dated December 23, 2003 (166 West 48th Street Property).

SCHEDULE 9.2(f)

Required Consents

None.